As filed with the Securities and Exchange Commission on July 21, 2000

                                                      Registration No. 333-37932
                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           --------------------------

                                 AMENDMENT NO. 1

                                       TO


                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------

                                CATALOG.COM, INC.

              (Exact Name of Small Business Issuer in its Charter)

  Oklahoma                       7389                     73-1490346
(State or Other      (Primary Standard Industrial      (I.R.S. Employer
 Jurisdiction of      Classification Code Number)      Identification Number)
Incorporation or
 Organization)


                     14000 Quail Springs Parkway, Suite 3600

                          Oklahoma City, Oklahoma 73134

                                 (405) 753-9300


                   (Address and Telephone Number of Principal
               Executive Offices and Principal Place of Business)


             Robert W. Crull, President and Chief Executive Officer

                                Catalog.com, Inc.

                     14000 Quail Springs Parkway, Suite 3600

                          Oklahoma City, Oklahoma 73134

                                 (405) 753-9300


            (Name, Address and Telephone Number of Agent for Service)

                       ----------------------------------

                                   COPIES TO:


          Douglas A. Branch, Esq.                      Neil W. Townsend, Esq.
Phillips McFall McCaffrey McVay & Murrah, P.C.           Bingham Dana LLP
      211 N. Robinson, Twelfth Floor                    399 Park Avenue
    Oklahoma City, Oklahoma 73102                  New York, New York 10022-4689
              (405) 235-4100                             (212) 318-7700


                           --------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to Section 8(a), may determine.

  THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE WOULD NOT BE PERMITTED OR LEGAL.

                   SUBJECT TO COMPLETION, DATED JULY 21, 2000


PRELIMINARY PROSPECTUS

                                     [LOGO]

                                CATALOG.COM, INC.

                        1,000,000 Shares of Common Stock

This is an initial public offering of 1,000,000 shares of Catalog.com, Inc. common stock through Institutional Equity Corporation on a firm-commitment basis. No public market currently exists for our shares. We anticipate that the initial public offering price will be between $10.00 and $12.00 per share.


We have applied to list the common stock on the American Stock Exchange under the symbol "CLG."

The underwriters named in this prospectus may purchase up to 150,000 additional shares of our common stock at the initial public offering price less the underwriting discount to cover over-allotments.


                Investing in the shares involves a high degree of
                                     risk.

                     See "Risk Factors" beginning on page 7.

                                                       Per Share         Total

                 Initial Public Offering Price       $                    $
                 Underwriting Fees                   $                    $
                 Proceeds, Before Expenses, to
                 Catalog.com, Inc.                   $                    $




We estimate cash expenses, other than the underwriting discounts and commissions set forth above, will be approximately $500,000 and will include a non-accountable allowance to the managing underwriter equal to 1.5% of the gross offering proceeds. We have also agreed to issue a warrant to the managing underwriter, the terms of which are described under the heading "Underwriting."

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

INSTITUTIONAL EQUITY CORPORATION

                                         CAPITAL WEST SECURITIES, INC.

         The date of this prospectus is _____________, 2000

          [graphic depicting the company's Internet Web site home page]

                                TABLE OF CONTENTS


                                                                                                               Page


Prospectus Summary ............................................................................................4
Risk Factors ..................................................................................................7
Use of Proceeds...............................................................................................14
Dividend Policy...............................................................................................16
Capitalization................................................................................................17
Dilution......................................................................................................18
Management's Discussion and Analysis of Financial Condition and Results of Operations.........................19
Business......................................................................................................23
Management....................................................................................................32
Transactions With Related Parties.............................................................................35
Principal Shareholders........................................................................................36
Description of Capital Stock..................................................................................38
Anti-takeover Effects of Provisions of the Certificate of Incorporation and Bylaws............................39
Shares Eligible for Future Sale...............................................................................41
Underwriting..................................................................................................42
Legal Matters.................................................................................................44
Experts.......................................................................................................44
Where You Can Get Additional Information......................................................................45
Index to Financial Statements.................................................................................46



     You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.


      Until  ____________________,   2000  (25  days  after  the  date  of  this
prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriter with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY


This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information and the financial statements and the notes relating to those statements appearing elsewhere in this prospectus.


                                CATALOG.COM, INC.

Our Business


     Catalog.com, Inc., located on the Web at www.catalog.com, provides a comprehensive suite of Web site hosting services for businesses and organizations worldwide who want to outsource all or a portion of the establishment and maintenance of their Internet Web sites. These services include:

o       Registration  services  for .com,  .net and .org  domain  names that are accredited by the Internet Corporation for Assigned Names and Numbers;
o        Web site design and creation;
o        Web site hosting and maintenance;
o        Creation and hosting of catalog and auction sites using our proprietary Web-based electronic commerce application;
o        Integration  of our  customers'  Web sites  with their  back-office  computer systems; and o Providing Internet access services.

         A representative customer for all of our services listed above is Dollar Rent A Car Systems, Inc. located on the Web at www.dollar.com. We register Dollar Rent A Car's new domain names, design and develop their Web sites, host their Web sites in our data centers, maintain their supplier catalog applications, work in tandem with the Dollar Rent A Car information technology employees to integrate their Web sites with their back-office systems, and provide Internet connection services through our network.

         We specialize in helping companies develop business-to-business, business-to-government and business-to-consumer marketplaces utilizing our proprietary Web-based electronic commerce software system. This system allows us to combine the catalog and auction items of multiple companies into specialized vertical marketplaces for a specific industry or specific purchasing groups. Our creative consulting services and proprietary software help businesses develop marketplaces that specifically serve a particular industry or government segment.

         A representative marketplace utilizing our electronic commerce software is a business-to-municipal government marketplace sponsored by The Innovation Groups, Inc., a not for profit organization that has 450 municipal governments as members. We sell our catalog application and Web hosting services to the suppliers of these municipal governments. We then allow municipal governments to access these suppliers' catalogs in a single marketplace.

         As of July 15, 2000, we had over 7,500 customers and hosted over 5,000 Web sites for customers in all 50 states and over 50 foreign countries. We have over 850 resellers and a distributor in Japan who resells our Web site hosting services to over 500 Japanese companies.


                              Corporate Information


         We incorporated in Oklahoma in February 1996 under the name Ethos Communications Corp. and changed our name to Catalog.com, Inc., in April 1999. Our executive offices are located at 14000 Quail Springs Parkway, Suite 3600, Oklahoma City, Oklahoma 73134, telephone (405) 753-9300.

                                  THE OFFERING

Common Stock Offered........................1,000,000 shares

Common Stock Outstanding


         Prior to this Offering.............4,192,530  shares
         After this Offering................5,192,530 shares

Use of Proceeds............................We plan to use the proceeds from this offering  for  capital  expenditures
                                            (primarily   to  purchase   computer
                                            servers  and other  hardware  and to
                                            build-out   new  and  existing  data
                                            centers), to repay an existing loan,
                                            to  expand   our  sales   staff  and
                                            increase   advertising,    and   for
                                            general     corporate      purposes,
                                            principally   working   capital  and
                                            strategic acquisitions.

Proposed AMEX Symbol........................"CLG"

     ....Unless  otherwise  indicated,  all  of  the  information  in  this prospectus is based on the following assumptions:

 .........The  4,192,530 shares  outstanding  prior to this offering include (i)
the 3,398,332 shares outstanding at July 15, 2000 after giving effect to our 2-for-1 stock split; and (ii) the issuance of 794,198 shares of common stock upon the conversion of all of our outstanding Series B preferred stock, both of which will occur at the completion of this offering.

 .........The  5,192,530  shares that will be outstanding  after this offering is based on the 4,192,530 shares outstanding prior to the offering, plus 1,000,000 shares of common stock to be sold by us in this offering.


 .........The number of shares of common stock that will be outstanding after this offering does not include:


 o 350,000 shares of common stock issuable upon the exercise of currently outstanding stock options with a weighted average exercise price of $3.55 per share;


o 145,752 shares of common stock issuable upon the exercise of currently outstanding warrants with a weighted average exercise price of $4.50 per share;


o      150,000 shares of common stock issuable pursuant to the underwriters' over-allotment option; and

o      100,000 shares of common stock issuable upon conversion of the  warrants to be issued to the representatives of the underwriters.



         THE INFORMATION ON OUR WEB SITE IS NOT PART OF THIS PROSPECTUS.

                      SUMMARY FINANCIAL AND OPERATING DATA

                 (in thousands, except share and per share data)


     The following selected financial data should be read in conjunction with our financial statements and the accompanying notes appearing elsewhere in this prospectus. You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained later in this prospectus. The Statements of Operations Data for the years ended December 31, 1998 and 1999 and the Balance Sheet Data as of December 31, 1998 and 1999 are derived from the financial statements of Catalog.com that have been audited by Arthur Andersen LLP, independent public accountants. The financial data for the six-month periods ended June 30, 1999 and 2000 are derived from Catalog.'com's internally-prepared financial statements and are unaudited. In management's opinion, the unaudited financial statements include all adjustments which Catalog.com considers necessary for a fair presentation of its financial position and the results of its operations for these periods. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results of operations to be expected for the full year.

                                                    Year ended December 31,          Six Months ended June 30  ,
                                                    ----------------------           ---------------------------
                                                    1998              1999              1999              2000
                                                    ----              ----              ----              ----


                                                                                     (unaudited)       (unaudited)
Statement of Operations Data:

Revenues                                            $1,913           $2,838             $1,283          $1,820
Operating Costs and Expenses                         1,872            3,769              1,457           2,326
                                                   -------           ------            -------
Operating income (loss)                                 41             (931)              (174)           (506)

OTHER INCOME (EXPENSES)

     Interest expense                                  (86)            (132)               (73)            (43)
     Interest and other income                           5               47                  6             (39)
                                                   -------           ------            -------           ------
Net income (loss)                                      (40)          (1,016)              (241)           (510)
Dividends on preferred stock                           (25)             (85)               (31)            (31)
                                                   --------          -------           --------          ------


Net income (loss) applicable

to common stockholders                             $   (65)          $(1,101)          $  (272)          $(541)
                                                   ========          ========          ========          ======


Net income (loss) applicable to common stockholders per common share:


     Basic                                         $(0.02)           $(0.37)           $(0.10)           $(0.16)
                                                   =======           =======           =======           =======
     Diluted                                       $(0.02)           $(0.37)           $(0.10)           $(0.16)
                                                   =======           =======           =======           =======

Weighted average common shares outstanding:


     Basic                                       3,424,974        2,970,890          2,637,134        3,395,777
                                                 =========        =========
     Diluted                                     3,424,974        2,970,890          2,637,134        3,395,777
                                                 =========        =========

                                                         December 31,                        June 30, 2000
                                                    -----------------------           --------------------------
                                                     1998             1999             Actual          Pro Forma
                                                     ----             ----             ------          ---------

Balance Sheet Data:

Cash                                                  $103           $1,651              $868          $ 9,579(1)
Working capital (deficit)                             (542)           1,086               253            9,111(2)
Total assets                                         1,809            3,906             3,421           11,676(3)
Notes payable and capital
 lease obligations                                   1,488              816               699               10(4)
Total 'stockholders' equity

(deficit)                                             (478)            (972)           (1,458)          11,059(5)


------------------

(1) Reflects remaining proceeds at an initial public offering price of $11.00 per share, of approximately $8,712,000 after deducting offering costs of approximately $1,600,000 and repayment of outstanding debt of approximately $688,000.

(2) Reflects remaining proceeds of $8,712,000 and reduction of the current portion of long-term debt of approximately $146,000.

(3) Reflects remaining proceeds of $8,712,000 less the elimination of other assets of $261,000 previously capitalized relating to issuance costs on the Series B preferred stock converted at the closing of this offering and the elimination of $196,000 of deferred cost directly related to this initial public offering.

(4)   Reflects repayment of approximately $688,000 of outstanding debt.

(5) Reflects total proceeds of $11,000,000, at an initial public offering price of $11.00, less offering costs of $1,600,000, repayment of outstanding debt of $688,000 and elimination of $261,000 of Series B preferred stock issuance costs and elimination of $196,000 of initial public offering cost.

                                  RISK FACTORS


         You should carefully consider the following risks before buying shares of our common stock. If any of these risks actually materializes, our business, financial condition or results of operations would likely suffer. In such event, the trading price of our common stock could decline and you could lose all or part of your investment.

Our business and prospects are difficult to evaluate because we only began operations in 1995 and our business model is still evolving. We may not achieve a significant rate of revenue growth and may not achieve or sustain profitability, in which case we may not be able to raise additional capital and our stock price may drop.

         We began operations in 1995 as Dallas Internet, and have a limited operating history. Accordingly, our business model is still evolving. The rapid pace of change in the Internet industry requires us to continually anticipate what customers want. The short market life of most Internet services requires that we spend money on new products often before we have achieved sufficient return on earlier products. Our limited operating history makes it difficult for us to predict our future results and to evaluate the execution of our current business model. Our ability to execute our plans and prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the new and rapidly evolving Web site hosting and applications hosting services markets, including:

o Undercapitalization;
o Cash shortages;
o The unproven nature of our business plan;
o The new and unproven nature of the market for our services;
o The need to make significant expenditures and incur significant expenses to develop our business;
o Difficulties  in  managing  growth;  and
o Limited experience in providing some of the services we offer or plan to offer

If we are not successful in addressing these risks, we may not achieve a significant rate of revenue growth and may not achieve or sustain profitability in future quarterly or annual periods. Our failure to achieve profitability may cause the price of our common stock to drop and limit our ability to raise additional capital.

We had operating losses of approximately $1 million for the year ended December 31, 1999 and our accumulated deficit was $2.1 million as of that date. We expect these losses to continue in the foreseeable future primarily because of increased spending for marketing and corporate infrastructure planned for the next several quarters.

         We experienced operating losses in each year since we began operations. As of December 31, 1999, we had an accumulated retained deficit of approximately $2.1 million and a net loss of approximately $1.0 million for the year ended December 31, 1999. We expect expense levels to increase in the next several quarters, primarily as a result of increased marketing and expansion of our corporate infrastructure. We plan to apply the proceeds from this offering to pay for our capital expenditures, repay an existing loan, increase advertising and expand our sales staff, and to fund ongoing losses.

We cannot be sure that we will ever become or remain profitable or that we will generate positive cash flows from operations in the future. Our failure to significantly increase our revenue would seriously harm our business and operating results. If our revenue grows more slowly than we anticipate or if our operating expenses increase more than we expect or cannot be reduced in the event of lower revenue, we may not become profitable. Our failure to achieve profitability may cause the price of our common stock to drop and limit our ability to raise additional capital.

Our quarterly and annual results may fluctuate which could adversely affect the trading price of our common stock.


         As our business develops and expands, we may experience significant annual or quarterly fluctuations in our results of operations. We expect to continue to experience significant fluctuations in our quarterly and annual results of operations due to a variety of factors, many of which are outside our control. These factors include:

o  demand for and market acceptance of our services;
o  introduction   of  products  or  services  or  enhancements  by  us  and  our competitors;
o  the mix of services we sell; o customer retention;
o the timing and success of our advertising and marketing efforts and service introductions;
o the timing and magnitude of capital expenditures, including construction costs relating to the expansion of operations;
o increased competition in the Web site hosting and applications hosting markets;
o changes in our pricing policies and the pricing policies of our competitors;
o gains or losses of key  strategic  relationships;
o regulatory changes;
o technological innovations; and o other general and industry-specific economic factors.

         In addition, a relatively large portion of our expenses are fixed in the short-term, and therefore our results of operations are particularly sensitive to fluctuations in revenues. Also, if we were unable to continue using third-party products in our services offerings, our service development costs could increase significantly.


         Due to the above factors, we believe that comparing our operating results from one quarter to the next may not be a good indicator of our future performance. It is likely that many investors and securities analysts will make investment decisions with regard to our common stock based on our quarterly results. In some future quarters our operating results may be below the expectations of investors and security analysts, if any follow our stock. In this event, the price of our common stock will fall.

Our ability to increase operations and become profitable may be limited if the Internet infrastructure does not continue to expand or if businesses or consumers do not continue to use the Internet to purchase and sell goods and services.

         Our business and financial results depend on continued growth in the use of the Internet by merchants for the sale of goods and services, and by consumers for the purchase of goods and services. We cannot be certain that this growth will continue or that it will continue in its present form. If Internet usage declines or evolves away from the use of electronic catalogs or Web site hosting, demand for our products and services will decline and our business will suffer.

We may not be successful in protecting our intellectual property rights, including the Catalog.com name, against claims by third parties, which could harm our competitive position.

         We rely on a combination of trademark, copyright and trade secret laws, as well as technical measures to establish and protect our proprietary technology, process and other intellectual property to the extent that such protection is sought or secured at all. The Catalog.com service mark is registered in the U.S. We cannot be sure that the steps we have taken to protect our intellectual property rights will be adequate, or that we will be able to protect our service marks or trademarks. We believe our future growth, if any, will depend on our ability to continue to protect the intellectual property rights associated with our business. Our inability to adequately protect the name Catalog.com could cause us to lose customers or could make it more difficult for Internet users to locate our Web site, which could harm our sales.

     If our competitors or others adopt product or service names similar to Catalog.com or our other service marks or trademarks, it could impede our ability to build brand identity and possibly leadto customer confusion. We may in the future initiate claims or litigation against third parties for infringement or misappropriation of our intellectual property rights, or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. Such claims could be costly and time consuming to litigate, may distract management from the other tasks of operating the business, and may result in our loss of significant rights and the loss of our ability to operate our business.

         In addition, we also rely on a variety of technologies we license from third parties, including our database and Internet server software, which we use in our Web site to perform key functions. We cannot assure you that these third-party technology licenses will continue to be available to us on commercially reasonable terms. Our loss or inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays would have a material adverse affect on our business, results of operations and financial condition.

If we are not successful in developing new products and services that keep pace with technology, our business will suffer.

         To remain competitive, we must continue to enhance and improve our Web hosting and electronic commerce software, systems and technology and the underlying network infrastructure. The Internet and the electronic commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new products and service introductions embodying new technologies and new industry standards and practices that could render our existing technology obsolete. Our success will depend, in part, on our ability to develop leading technologies useful in our business, enhance our existing services, develop new services and technologies that address the increasingly sophisticated and varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. If competitors introduce products, services or technologies that gain greater market acceptance than our products and services, or if new industry standards emerge which we do not adopt in a timely manner, we could lose customers.

         In developing our services we must make assumptions about the standards that our customers, their customers and our competitors may adopt. If the standards adopted are different from those that we may now or in the future promote or support, or if we are unable for technical, legal, financial or other reasons to adapt in a timely manner to changing market conditions, market acceptance of our services may be significantly reduced or delayed and our business may be seriously harmed.

Our network infrastructure depends on telecommunications network capacity and pricing. Our operations will suffer and our financial condition will be harmed if we are unable to obtain adequate Internet capacity (also known as "bandwidth") from third-party suppliers at competitive prices.
     Our success will depend upon the capacity (or bandwidth), scalability, reliability and security of our network infrastructure, including the capacity we lease from third-party telecommunications network suppliers. Our operating results depend, in part, upon the pricing and availability of telecommunications network capacity from a limited number of providers in a market. If we are not able to maintain or increase our Internet bandwidth capacity as our customers' usage increases, our customers will experience slow response time and may leave us for our competitors who have better network capacity. In addition, our business would suffer if our network suppliers increased the prices for their services and we were unable to pass along any increased costs to our customers'. Any failure on our part or the part of our third-party suppliers to achieve or maintain high data transmission capacity, reliability or performance could significantly reduce the demand for our services which would damage our business.

Our business will suffer if our third-party suppliers do not provide us with key components of our network infrastructure on reasonable terms or at all.

         We depend on other companies to supply key components of our network infrastructure, principally Internet routers, computer servers and network switching equipment. Any failure to obtain needed products or services in a timely fashion or at an acceptable cost could adversely affect our business. In the past we have experienced delays in adding capacity and this affects our ability to sign up customers primarily due to the degradation of the speed of our computer servers which host the Web sites for our customers. If our server speed is slow, customers will leave and new customers may choose to obtain services from our competitors.

     We have no guaranteed supply arrangements with our vendors and do not carry significant inventories. We cannot assure you that we will have the necessary hardware or parts on hand or that our suppliers will be able to procure them in a timely manner to deliver advanced hosting services. We have also experienced delays in obtaining routers and network equipment which has affected our ability to sell dedicated hosting services.


         Our inability or failure to obtain the necessary hardware or parts on a timely basis could result in sustained equipment failure and a loss of revenue due to customer loss or claims for service credits under our service level guarantees. In addition, the inability to obtain equipment or technical services on terms acceptable to us would force us to spend time and money selecting and obtaining new equipment, training our personnel to use different equipment and deploying alternative components needed to integrate the new equipment, with the result that our business could be adversely affected.


Our services must be compatible with products offered by our customers or we could lose customers to competitors with more compatible services.

     We believe that our ability to compete successfully also depends upon the continued compatibility and interoperability of our proprietary electronic commerce software services with products offered by various vendors and with the back office systems of our customers. Enhanced or newly-developed third-party products may not be compatible with our software, and our products may not adequately address the needs of our customers. Although we currently intend to support emerging standards, if industry standards are not established, or if we are not able to conform to these new standards in a timely fashion, we will lose customers.

Our rapid growth is placing a significant strain on our resources, and our business will suffer if we fail to manage this growth properly.

         We have grown rapidly by hiring new employees and by expanding our offering of services. Our total number of employees grew from 13 in March 1999 to 30 in July 2000, and several members of our management team have only recently joined us. This growth, and our anticipated future growth in operations, has placed and will continue to place a significant strain on our management, systems and resources.

         We expect to add additional key managerial and operating personnel in the near future. To manage the expected growth of our operations and personnel, we will be required to:

o Improve our financial and managerial controls, reporting systems and procedures;
o Hire, train, retain, motivate and manage required personnel, including senior management level personnel to fulfill our current or future needs;
o Identify, manage and exploit existing and potential strategic relationships and market opportunities; or
o Effectively manage and multiply relationships with our customers, their customers, suppliers and other third parties.

          If we are not able to manage our anticipated growth we may not be able to execute on our business plan, which would curtail our growth and harm our results of operations and financial condition.

Security breaches could harm our business, damage our reputation and expose us to potential legal liabilities.

         If hackers break into our servers they can delete files and remove customer data. Although we maintain backup data, it may take us several days to restore our customers Web sites and they may lose confidence in our services and move to a competitor.

     Currently, a significant number of our customers' customers authorize us to bill their credit cards to buy products and services. For Internet sales we rely on encryption and authentication technology licensed from third parties to protect the confidentiality of such information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. A hacker who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Our security measures may not prevent security breaches. Our failure to prevent security breaches could harm our business, damage our reputation and expose us to a risk of loss or litigation and possible liability to our customers or to their customers whose credit card information is stolen.



         Furthermore, despite the implementation of network security measures our infrastructure is potentially vulnerable to computer break-ins and similar disruptive problems caused by our customers or others. Computer viruses, break-ins or other security problems could lead to misappropriation of proprietary information and interruptions, delays or cessation in service to our customers. Any computer break-in could affect consumer confidence in the security of Catalog.com and could seriously damage our business. Moreover, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may hinder the growth of the Internet as a mass-market medium for the purchase and sale of goods and services.

If our network system fails and our customers are not able to operate using our services, our reputation could be damaged and we could lose existing customers and be unable to attract new customers.

         We must be able to operate our network around the clock without interruption. Our operations, and the operations of our customers whose Web sites are hosted on our system, depend upon our ability to protect our network infrastructure, facilities, equipment and customer files against damage from human error, fire, earthquakes, hurricanes, floods, power loss, telecommunications failures, sabotage, intentional acts of vandalism and similar events.


         Despite precautions we have taken, and plan to take, we do not have a formal disaster recovery plan and the occurrence of a disaster or other unanticipated problems at our data centers could result in interruptions in our services. Although we have attempted to provide backup systems, our network is currently subject to various points of failure, and a problem with one of our routers or switches could cause an interruption in our services to a portion of our customers.

         In the past we have experienced periodic interruptions in service caused by equipment failures and network problems experienced by our third-party telecommunications providers. In addition, failure of any of our telecommunications providers to provide the data communications capacity we require, as a result of human error, a natural disaster or other operational disruption, could result in interruptions in our services. Any future interruptions could:

o cause customers or end users to seek damages for losses incurred;
o require us to  replace  existing  equipment  or add  redundant  facilities;
o damage  our reputation  for reliable  service;
o cause existing customers to cancel their contracts and move their business to one of our competitors;

  or
o make it more difficult for us to attract new customers.

Any of these results could damage our business.


If the regulation of domain names changes we may not be able to protect our domain names, which could cause us to lose our competitive position and could harm our financial condition.

         We hold rights to various Internet domain names, including "catalog.com," "oklahoma.net," "mycatalog.com," "enotify.com" and "dallas.net." Regulation of domain names is expected to change in the near future. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. Other parties have domain names similar to ours, and we may be unable to prevent third parties from acquiring additional domain names that are similar to ours or that infringe upon or diminish the value of our trademarks and other proprietary rights.

The Internet is subject to legal uncertainties and potential governmental regulation that could cause us to incur significant costs or limit our ability to continue to operate our business.

         The application of existing laws to the Internet, particularly with respect to property ownership, the payment of sales taxes, libel and personal privacy, is uncertain and may take years to resolve. Because the Internet and electronic commerce are becoming increasingly popular, various governments may seek to adopt laws and regulations to control their use. These laws and regulations could apply to privacy, pricing and the characteristics and quality of products and services. The growth and development of electronic commerce may also prompt calls for more stringent consumer protection laws. These laws may impose additional burdens on companies conducting business over the Internet. The adoption of any of these laws or regulations may reduce Internet usage, which, in turn, could decrease the demand for our products or increase our costs.


         Due to the increasing use of the Internet and the burden it has placed on the telecommunications infrastructure, domestic telephone carriers have requested the Federal Communications Commission to regulate Internet service providers and online service providers and impose access fees on those providers. If the FCC grants these requests, the costs of communicating on the Internet could increase substantially which could reduce Internet usage. Any such request granted by the FCC could harm our business. In addition, U.S. and foreign laws regulate our ability to use customer information and to develop, buy and sell mailing lists. New restrictions in this area could limit our ability to operate as planned and result in significant compliance costs.


The Web site hosting and Internet services markets are highly competitive, and we may not be able to achieve increased operating margins or gain market share.

         The Web site hosting and Internet services markets are new, rapidly evolving and intensely competitive. We expect competition to intensify in the future, particularly in the area of electronic sales to consumers. We currently or potentially compete with a variety of companies. These competitors include:


o a   significant   number  of  Web  site  hosting   service   providers,
  applications hosting providers, Internet service providers, telecommunications companies, large information technology outsourcing firms, and computer hardware suppliers;


o other companies with substantial customer bases in the computer and other technical fields; and
o a number of companies that offer Web site hosting and Internet services to consumers at no cost.


     Our competitors may operate in one or more of these areas and include companies such as AT&T Corp., Concentric Network Corporation, Interland, Inc., Data Return Corp., Dell Computer Corporation, Digex Corporation, EarthLink,
Inc., Exodus Communications, Inc., Gateway, Inc., Globix Corporation and Navisite, Inc.

         We cannot assure you that the types of companies listed above, and others, will not compete directly with us by adopting a similar business model or developing electronic commerce systems or acquiring such systems from other service providers.


         Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors as the use of the Internet and other online services increases. New technologies and the expansion of existing technologies could also increase competitive pressures. Increased competition may result in reduced operating margins for us, as well as a loss of market share. Further, as a strategic response to changes in the competitive environment, we may from time-to-time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our business, financial condition and results of operations. If we cannot compete successfully against current and future competitors our business, financial condition and results of operations will suffer.

If we lose our key employees or are unable to hire and retain qualified employees our revenues and profits will not grow as expected.

     Our business and financial results depend in part on the continued service of our key personnel, especially Robert W. Crull, our President and Chief Executive Officer, who is not a party to an employment agreement. We currently carry key person life insurance on Mr. Crull in the amount of $1.3 million and we are the beneficiary of this policy. The loss of the services of any of our executive officers or the loss of the services of other key employees could harm our business and financial results. Our business and financial results also depend in part on our ability to attract, retain and motivate other highly skilled employees. Competition for employees in our industry is intense, and we have at times experienced difficulty in hiring and retaining highly skilled employees with appropriate qualifications. We may not be able to retain our key employees or attract, assimilate and retain other highly qualified management, technical, sales and marketing personnel in the future, which could slow the growth of our business or otherwise adversely affect our operations.

If we need additional capital in the future to operate our business and are not able to secure funding on acceptable terms or at all, we may not be able to continue to operate our business.

         We require substantial working capital to fund our business and expect to use a significant portion of the net proceeds of this offering to fund our expected continuing operating losses. We currently believe that our existing capital resources, combined with the net proceeds of this offering, will be sufficient to meet our presently anticipated cash requirements for at least the next 18-24 months. We may need to raise additional funds in the future to fund our operations, to enhance and/or expand the range of services we offer or to respond to competitive pressures and/or perceived opportunities. If additional funds are raised through the issuance of equity securities, investors may experience significant dilution. We cannot be sure that additional financing will be available when needed or that, if available, such financing will be available on terms acceptable to us and our shareholders. If such financing is not available when required or is not available on acceptable terms, we may be unable to expand our sales and marketing organization, develop new products and product enhancements, take advantage of business opportunities or respond to competitive pressures, any of which could slow the growth of our business, prevent us from realizing anticipated revenues from our operations, or cause us to cease doing business.

     After  the  offering,   directors,   officers  and  their  affiliates  will
beneficially own 59.1% of our common stock and may control matters requiring shareholder approval.

         After this offering, our directors and their affiliates will beneficially own, in the aggregate, 59.1% of our common stock assuming that (i) none of such individuals or entities purchase shares of common stock in this offering; and (ii) none of the outstanding options and warrants to purchase 595,752 shares of common stock are exercised (including the warrants to be issued to representatives of the underwriters in this offering). Accordingly, these shareholders will have the ability to control all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, such as a sale of our business or assets. This concentration of ownership may also delay, defer or prevent a change in our control and may make some transactions more difficult or impossible to complete without the support of these shareholders.

Burdensome government regulations affecting the Internet industry, if adopted, could decrease our revenues and increase our costs.

         As a provider of Internet access and related services, we are not currently subject to direct regulation by the Federal Communications Commission. However, several telecommunications carriers are seeking to have communications over the Internet regulated by the FCC in the same manner as other more traditional telecommunications services. Local telephone carriers have also petitioned the FCC to regulate Internet access providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. In addition, we operate our services throughout the U.S., and we cannot assure you that regulatory authorities at the state level will not seek to regulate aspects of our activities as telecommunications services. As a result, we could become subject to FCC and state regulation as Internet services and telecommunications services converge. Changes in the regulatory environment could decrease our revenues and increase our costs.

         We remain subject to numerous additional laws and regulations that could affect our business. Because of the Internet's popularity and increasing use, new laws and regulations with respect to the Internet are becoming more prevalent. Such laws and regulations have covered, or may cover in the future, issues such as:


o        user privacy;
o        pricing;
o        intellectual property;
o        federal, state and local taxation;
o        distribution; and
o        characteristics and quality of products and services.

         Legislation in these areas could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium. It may take years to determine how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could harm us. Additionally, while we do not currently have operations outside of the U.S., the international regulatory environment relating to the Internet market could have an adverse effect on our business, especially if we should expand operations internationally.


         The growth of the Internet, coupled with publicity regarding Internet fraud, may also lead to the enactment of more stringent consumer protection laws. For example, numerous bills have been presented to Congress and various state legislatures designed to address the prevalence of bulk email, commonly called "spam", on the Internet. These laws may impose additional burdens on our business. The enactment of any additional laws or regulations in this area may impede the growth of the Internet, which could decrease our potential revenues or otherwise cause our business to suffer.


If we experience problems related to the reliability and quality of our services or delays in the introduction of new versions of, or enhancements to, our services, we could experience increased subscriber cancellations, adverse publicity and reduced sales of advertising and products.


     Our services are very complex and are likely to contain a number of undetected errors and defects, especially when new features or enhancements are first released. For example, we are enhancing our electronic commerce software and integrating it with our eNotify product. If these new features have material errors or defects,the performance of such services could fail or be undesirable to customers. In addition, we could incur ongoing redevelopment and maintenance costs. Such costs, delays or dissatisfaction could negatively affect our business.


Disruption of our services caused by unknown software defects could harm our business and reputation.

         Our service offerings depend on complex software, including our proprietary software tools and software licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. We may not discover software defects that affect our new or current services or enhancements until after they are deployed. Although we have not experienced any material software defects to date, it is possible that defects may occur in the software. These defects could cause service interruptions, which could damage our reputation or increase our service costs, cause us to lose revenue, delay market acceptance or divert our development resources.


Providing   services  to  customers   with  critical  Web  sites  and  Web-based
applications could potentially expose us to lawsuits for customers' lost profits or other damages.

         Because our Web site hosting and applications hosting services are critical to many of our customers' businesses, any significant interruption in our services could result in lost profits or other indirect or consequential damages to our customers. Although the standard terms and conditions of our customer contracts disclaim our liability for any such damages, a customer could still bring a lawsuit against us claiming lost profits or other consequential damages as the result of a service interruption or other Web site or application problems that the customer may ascribe to us. There can be no assurance a court would enforce any limitations on our liability, and the outcome of any lawsuit would depend on the specific facts of the case and legal and policy considerations. We also believe we would have meritorious defenses to any such claims, but there can be no assurance we would prevail. In such cases, we could be liable for substantial damage awards. Such damage awards might exceed our liability insurance by unknown but significant amounts, which would seriously harm our business.


We may be accused of infringing the proprietary rights of others, which could subject us to costly and time-consuming litigation.


         In addition to the technologies we develop or have developed, we license a variety of technologies from third parties and may license additional technologies in the future. To date, we have not been notified that our services infringe on the proprietary rights of any third parties, but third parties could claim infringement by us with respect to current or future services. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service installation delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition. In addition, third parties may change the terms of their license agreements in ways that would prevent us from using technologies licensed from them on commercially reasonable terms or that would prevent us from using them at all. We may not be able to replace those technologies with technologies that have the same features or functionality on commercially reasonable terms or at all.


We could face liability for information disseminated through our network.


         The law relating to the liability of online services companies for information carried on or disseminated through their networks is currently unsettled. Claims could be made against online services companies under both U.S. and foreign law for defamation, negligence or copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose such liability upon other entities are currently pending against other companies. In addition, legislation has been proposed that imposes liability for or prohibits the transmission of some types of information over the Internet. Other countries may also enact legislation or take action that could impose liability on us or cause us not to be able to operate in those countries. The imposition upon us and other online services of potential liability for information carried on or disseminated through our systems could require us to implement measures to reduce our exposure to such liability, which may require us to expend substantial resources, or to discontinue service offerings that could expose us to such liability. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals also could affect the growth of Internet use.

Future sales of our common stock may depress our stock price.

         If our shareholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options) in the public market following the offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After the offering, we will have 5,192,530 shares of common stock outstanding. Of these shares, the 1,000,000 shares being offered hereby may be freely traded. This leaves 4,192,530 shares eligible for sale in the public market as follows:

                     Number of Shares                     Date of Availability for Public Sale
                     ----------------                     ------------------------------------
                            148,625                        90 days after closing this offering
                            825,808                       Upon expiration of the lock-up period
                          3,218,097              At various times after expiration of the lock-up period

         Our directors and officers and some of our shareholders who will own a total of 3,819,496 shares of our common stock after the offering, have agreed, subject to specified exceptions, that they will not sell, directly or indirectly, any common stock without the prior written consent of Institutional Equity Corporation for a period of 180 days from the date of this prospectus. The above table assumes the effectiveness of such lock-up arrangements.

         In addition, we intend to register for resale the 529,500 shares of common stock reserved for issuance under the 1997 and 1999 Stock Option Plans. We expect such registration to become effective immediately upon filing. As of the date of this prospectus, options to purchase a total of 350,000 shares of common stock are outstanding, of which options to purchase 96,750 shares will be immediately exercisable upon the closing of this offering. Upon exercise, these shares and shares subject to options granted after the date hereof will be covered by that registration and will be eligible for resale in the public market from time to time subject to vesting and the expiration of lock-up agreements. These stock options have a weighted average exercise price of $3.55, which is significantly below the assumed initial public offering of our common stock. If the holders of these options exercise them and sell a significant number of these shares the price of our common stock could decline.

     The holders of 794,198 shares of common stock have the right, subject to conditions, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could impede our ability to raise needed capital.

We anticipate that our stock price will be highly volatile, and this volatility may subject us to securities class action litigation.

         Prior to the offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in Catalog.com will lead to the development of an active trading market or how liquid that market might become. The market price of the common stock may decline below the initial public offering price. The initial public offering price for the shares
will  be  determined  by   negotiations   between  us  and  the   underwriters'
representatives and may not be indicative of prices that will prevail in the trading market. The stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.


We will have broad discretion in using a substantial portion of the offering proceeds and how we invest these proceeds may not yield a favorable return.


         Our management can spend the proceeds from this offering in ways with which the shareholders may not agree. Approximately one-third of the net proceeds of this offering are not allocated for specific uses other than working capital and general corporate purposes, which gives management broad discretion on the use of these proceeds. Any proceeds not immediately spent will be invested by management and may not yield a favorable return.

Provisions of our certificate of incorporation and bylaws, and our staggered board of directors, could make it difficult for a third party to acquire control of the company, even if the change in control would be beneficial to our shareholders.

         We have a staggered board of directors, and our bylaws prevent shareholders from acting without a meeting and place restrictions on our shareholders' ability to call a meeting. In addition, provisions of our certificate of incorporation, our bylaws and Oklahoma law could also make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions are more specifically described under the heading "Description of Capital Stock".

                                 USE OF PROCEEDS


         We estimate that the net proceeds we receive from the sale of the 1,000,000 shares, assuming an offering price of $11.00 and after deducting the underwriting discount and offering expenses of approximately $1.6 million, will be $9.4 million if the underwriters' over-allotment option is not exercised.

         We  currently   intend  to  use  the  net  proceeds  of  this  offering
approximately as follows:

                                                                                        Approximate

                                                                       Approximate      Percentage of

        Use                                                              Dollar Amount    Net Proceeds
                                                                        -------------------------------

         Capital expenditures including the purchase
           of servers and other hardware, and the build-out
           of new and existing data center facilities                    $  3,400,000             36.2%
         Repayment of outstanding note payable                                700,000              7.4%
         Expansion of sales and marketing efforts                           2,000,000             21.3%
         Working capital and general corporate purposes                     3,300,000             35.1%
                                                                       _________________________________

         Total                                                         $  9,400,000            100.0%

         We may use some of the proceeds for strategic investments and acquisitions, although we have no current plans, agreements or commitments with respect to any acquisition or investments of this type. Our management will have significant flexibility in applying a substantial portion of the net proceeds of the offering. Until we use such net proceeds, we intend to invest the net proceeds in investment-grade interest-bearing instruments.


                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                    DILUTION

         The difference between the public offering price per share of the common stock and the as adjusted pro forma net tangible book value per share of the common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities), by the number of outstanding shares of common stock.


         The pro forma net tangible book value of our common stock as of June 30, 2000 after giving effect to the conversion of all outstanding preferred stock into 794,198 shares of common stock, was $448,000, or approximately $.11 per share. Assuming we sell all 1,000,000 shares offered hereby at an assumed initial public offering price of $11.00 per share, and after deducting underwriting discounts and estimated offering expenses and applying the estimated net proceeds therefrom, the pro forma net tangible book value of Catalog.com as of June 30, 2000 would have been $9,848,000, or $1.90 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.79 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $9.10 per share to new investors. The following table illustrates this per share dilution to new investors:

Initial public offering price per share                                                       $11.00
     Pro forma net tangible book value per share as of June 30, 2000               $ 0.11
     Increase attributable to new investors                                        $ 1.79
                                                                                    -----
Pro forma net tangible book value per share after offering                                    $ 1.90
                                                                                               -----
Dilution in net tangible book value per share to new investors                                $ 9.10
                                                                                               =====

         This table excludes all options that will remain outstanding on completion of this offering. At July 15, 2000, there were 350,000 shares of common stock reserved for issuance upon exercise of outstanding options at a weighted average exercise price of $3.55 per share. To the extent that these options are exercised, there will be further dilution to new investors.

         The following table sets forth, as of July 15, 2000, the differences between the total consideration and average price per share paid to us by officers, directors and affiliates thereof in connection with the purchase of common stock and the total consideration and the average price per share paid by the new investors in this offering, before deducting expenses payable by us, using the estimated public offering price of $11.00 per share.


                                                                                                    Average

                                         Shares Purchased                 Total Consideration      Price Per
                                      Number        Percent           Amount         Percent        Share

       Officers, directors and

           affiliates                 3,069,356       75.4%          $  1,294,085      10.5%       $   0.42
       New investors                  1,000,000       24.6%          $ 11,000,000      89.5%          11.00
                                      ---------       -----          ------------      -----
       Total                          4,069,356      100.0%          $ 12,294,085     100.0%
                                      =========      ======          ============     ======


         If the underwriters' over-allotment option is exercised in full, the number of shares held by new public investors will be increased to 1,150,000 or approximately 21.5% of the total number of shares of our common stock outstanding after this offering.

                                 CAPITALIZATION


         The following table sets forth (1) the actual capitalization of Catalog.com as of June 30, 2000; and (2) pro forma capitalization of Catalog.com after giving effect to the sale of the 1,000,000 shares offered pursuant to this prospectus at an assumed initial public offering price of $11.00 per share, after deducting the underwriting discounts and estimated offering expenses payable by us and the application of the net proceeds from the offering.


         This information should be read in conjunction with the financial statements and the notes relating to such statements appearing elsewhere in this prospectus.


                                                                                  June 30, 2000
                                                                         ------------------------------
                                                                         Actual             Pro Forma
                                                                         -------            ---------

                                                                    (in thousands except per share data)


Cash                                                                     $    868            $  9,579 (1)
                                                                         ========            ========
Notes payable and capital lease obligations                              $    698            $     10 (2)
Series B preferred stock, $.01 par value; 800,000

     shares authorized; 794,198 shares issued and outstanding, actual; no shares issued and

     outstanding on a pro forma basis                                       3,574                  -- (3)
'Stockholders' equity (deficit)
     Common stock,  $.01 par  value;  19,000,000
     shares  authorized;  3,398,332
     shares issued and outstanding, actual;
     5,192,530 shares issued and
     outstanding on a pro forma basis                                          34                  52 (4)
     Additional paid-in capital                                             1,112              13,611 (5)
     Retained deficit                                                      (2,604)             (2,604)
                                                                         ---------           ---------

Total stockholders' equity (deficit)                                       (1,458)             11,059
                                                                         ---------           --------

Total capitalization                                                     $  2,814            $ 11,069
                                                                         ========            ========


-------------------

(1) Reflects remaining proceeds at an initial public offering price of $11.00 per share, of approximately $8,712,000 after deducting offering costs of approximately $1,600,000 and repayment of outstanding debt of approximately $688,000.

(2)   Reflects the repayment of approximately $688,000 of outstanding debt.
(3) Reflects conversion of the Series B preferred stock that will occur at the completion of this offering.
(4) Reflects the issuance of 794,198 of common stock upon conversion of the Series B preferred stock and the issuance of the 1,000,000 shares of common stock in this offering.

(5) Reflects the additional paid-in capital on 1,000,000 common shares at an initial public offering price of $11.00 per common share and the conversion of the Series B preferred stock with a redemption value of approximately $3,574,000.


         The 5,192,530 shares of common stock issued and outstanding on a pro forma basis reflect a 2-for-1 split and the issuance of 794,198 shares of common stock upon conversion of all of our outstanding convertible preferred stock which will occur at the closing of this offering, but do not include:

o 350,000 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $3.55 per share as of July 15, 2000;


o 145,752 shares of common stock issuable upon the exercise of currently outstanding warrants with a weighted average exercise price of $4.50 per share;


o 150,000 shares of common stock issuable pursuant to the over-allotment option; and

o 100,000 shares of common stock issuable upon the exercise of the 'underwriters' warrants.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF


                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "believes," "anticipates," "plans," "expects," "future," "intends" and similar expressions. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of the Internet. Our actual results could differ materially from those expressed or implied by such forward-looking statements as a result of certain factors, including the risk factors described above and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.


General


         We provide a broad range of advanced Web site hosting and Internet services, including shared Web site hosting and catalog and auction hosting for small and medium-sized businesses, dedicated hosting services for customers that require a separate server dedicated specifically for their use, business-to-business, business-to-government and business-to-consumer electronic commerce solutions, and Internet access services including dialup and dedicated access.

         Our shared hosting services are available on both the Microsoft NT and Sun Microsystems Solaris UNIX operating systems and are automated to permit our customers to register or transfer their domain names and to automatically set up their Web sites, email, and catalog and auction systems. We also provide Linux-based dedicated servers to small and medium-sized businesses worldwide, which permit our customers to establish and maintain their Internet operations using our servers, data center facilities and technical support. We offer our dedicated hosting customers a reasonable monthly fee that includes configuration of the server, installation of the server in our data center facility, and server maintenance and technical support. We also provide and support dedicated hosting services based on Sun Microsystems Solaris, Microsoft Windows NT/2000, and Red Hat Linux operating systems.

         In addition, we have developed a proprietary Web-based catalog and auction software system which allows us to combine catalog and auction items for multiple vendors into a single shopping or buying directory. This allows us to develop and host complex business-to-business, business-to-government and business-to-consumer solutions for customers.


Results of Operations


         In the text below, financial statement numbers have been rounded; however, the percentage changes are based on our actual financial statements. The following table sets forth percentage of revenue data for the years ended December 31, 1998 and 1999, and the six-month periods ended June 30, 1999 and 2000.

                                                                             % of Revenues
                                                                 Year Ended            Six Months Ended

                                                                December 31,                June 30,
                                                             1998        1999          1999          2000
                                                             ----        ----          ----          ----


Revenues                                                    100.0%      100.0%         100.0%        100.0%

Costs and expenses:

     Communications and operations                           31.0        23.8           24.1          21.9
     Sales and marketing                                      7.2        18.6           15.2          17.2
     General and administrative                              39.3        69.8           55.7          69.2
     Depreciation and amortization                           20.4        20.6           18.6          19.4

Operating income (loss)                                       2.1       (32.8)         (13.6)        (27.7)
Other income (expense):
     Interest and other income                                0.3         1.7            0.4           2.1
     Interest expense                                        (4.5)       (4.7)          (5.7)         (2.3)

Net income (loss)                                            (2.1)      (35.8)         (18.9)        (27.9)


Six Months Ended June 30, 2000 Compared to the Six Months Ended June 30, 1999


Revenues


         Our revenues increased $537,000 to $1,820,000 for the six-month period ended June 30, 2000 from $1,283,000 for the six-month period ended June 30, 1999. The increase was primarily due to the overall increase in the number of our customers, the addition of new customers that require more complex hosting services, and customers generating higher average monthly hosting fees.


Communications and Operations


         Our communications and operations costs increased $91,000 to $399,000, or 21.9% of revenue, during the six-month period ended June 30, 2000 from $308,000, or 24.1% of revenue, during the six-month period ended June 30, 1999. The increase in communications and operations costs over the two periods was due primarily to increases in our bandwidth connectivity to the Internet and expenses under operating lease facilities on network equipment. Our bandwidth expenses increased $30,000 to approximately $321,000 for the six-month period ended June 30, 2000 from $291,000 for the six-month period ended June 30, 1999, to support our increased business activities. Equipment operating lease expense increased $34,000 in the six-months ended June 30, 2000 over the same period in 1999, as additional equipment was added to strengthen our infrastructure. We expect our communications and operations costs to continue to increase in conjunction with the growth of our business.


Sales and Marketing


         Sales and marketing expenses increased $118,000 to $313,000, or 17.2% of revenues, during the six-month period ended June 30, 2000 from $195,000, or 15.2% of revenues, in the six-month period ended June 30, 1999. The increase was due primarily to an increase in marketing and sales personnel and related expenses associated with efforts to increase sales and market exposure. Sales and marketing personnel and related expenses increased $153,000 to $215,000, or 68.7% of sales and marketing expense, from $62,000 for the six-month period ended June 30, 1999. We intend to significantly increase our sales and marketing expenditures during the remainder of fiscal 2000.


General and Administrative


         General and administrative expenses increased $545,000 to $1,260,000, or 69.2% of revenue, during the six-month period ended June 30, 2000 from $715,000, or 55.7% of revenue, for the six-month period ended June 30, 1999. The increase is primarily due to increases in expenses related to consulting and personnel to support our growth and expansion of office facilities to accommodate our growth. Consulting and personnel related expenses increased $402,000 to $882,000, or 70.0% of general and administrative expenses, for the six-month period ended June 30, 2000 from $480,000 for the six-month period ended June 30, 1999. Expenses related to office facilities increased $78,000 to $144,000 for the six-month period ended June 30, 2000 from $66,000 for the six-month period ended June 30, 1999.


Depreciation and Amortization


         Depreciation and amortization increased $115,000 to $354,000 for the six-month period ended June 30, 2000 from $239,000 for the six-month period ended June 30, 1999. This increase was due primarily to depreciation on additions to property and equipment purchased to sustain the growth of our business, and amortization of internal use software and Web site development costs. Depreciation expense was $89,000 greater in the six-month period ended June 30, 2000 than in the same period ended June 30, 1999. Amortization expense was $26,000 greater in the six-month period ended June 30, 2000 than in the same period ended June 30, 1999.

Other Income (Expense)


         Other income (expense) consists primarily of interest income on our cash balances and interest expense on our outstanding notes payable and capital lease obligations. Interest earned on our cash and cash equivalents increased $33,000 to $39,000 for the six-month period ended June 30, 2000 from $6,000 for the six-month period ended June 30, 1999. This increase was due primarily to the closing of a private placement of equity securities in September 1999, which resulted in larger cash balances available for investment. During the six-month periods ended June 30, 1999 and 2000, we incurred interest expense in the amount of $73,000 and $43,000, respectively. This decrease was due to a reduction in our overall debt levels.


Income Taxes

     No provision for federal income taxes has been recorded as we have incurred net operating losses since inception. As of December 31, 1999, we had approximately $874,000 of federal net operating loss carryforwards available to offset future taxable income. These carryforwards begin to expire in 2013. We have recorded a valuation allowance for all of our net deferred tax assets for all periods presented due to uncertainty that we will generate sufficient taxable income during the carryforward period to realize the benefit of our net deferred tax asset. In addition, after this offering, we may experience a change in control under Section 382 of the Revenue Code, which would limit our use of these net operating loss carryforwards.

Net Income (Loss)


         Our net loss for the six-month period ended June 30, 2000 was $510,000 compared to a net loss for the six-month period ended June 30, 1999 of $241,000. Our net loss for the six-month period ended June 30, 2000 was incurred primarily as a result of a $91,000 increase in communications and operations costs, a $118,000 increase in sales and marketing expenses, a $545,000 increase in general and administrative expenses and a $115,000 increase in depreciation and amortization expense from the six-month period ended June 30, 1999. These increases were partially offset by an increase in revenue of approximately $537,000 to $1,820,000 for the six-month period ended June 30, 2000 from $1,283,000 for the six-month period ended June 30, 1999.


Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

Revenues

         Our revenues for the year ended December 31, 1999 were approximately $2.8 million compared to $1.9 million for the year ended December 31, 1998. The increase in our revenues of $900,000, or 48.4%, in 1999 is primarily due to growth in Web site hosting and the acquisition of the Web site hosting customers of Network Wizards on July 31, 1998. The number of our customer accounts increased from approximately 5,900 at December 31, 1998 to approximately 6,400 at December 31, 1999.

Communications and Operations

         Our communications and operations costs increased $82,000 to $675,000, or 23.8% of revenue, during fiscal 1999 from $593,000, or 31.0% of revenue, during fiscal 1998. This increase in communications and operations costs was primarily due to increases in bandwidth and expenses under operating lease facilities on network equipment. Our bandwidth expenses increased $26,000 to $602,000 for the year ended December 31, 1999 from $576,000 for the year ended December 31, 1998 to support our increased business activities. Equipment operating lease expense increased approximately $37,000 from the year ended December 31, 1998 to the year ended December 31, 1999 as additional equipment was added to strengthen our infrastructure. We expect our communications and operations costs to continue to increase in conjunction with the growth of our business.

Sales and Marketing

         Sales and marketing expenses increased $392,000 to $529,000, or 18.6% of revenues, during 1999 from $137,000, or 7.2% of revenues, during 1998. The increase was due primarily to an increase in advertising costs incurred as the result of an enhanced marketing campaign. Advertising costs increased $391,000 to $403,000, or 76.2% of sales and marketing expenses, from $12,000 for the year ended December 31, 1998. We intend to significantly increase our sales and marketing expenditures during the remainder of fiscal 2000.

General and Administrative

         General and administrative expenses increased $1,227,000 to $1,980,000, or 69.8% of revenue, during the year ended December 31, 1999 from $753,000, or 39.3% of revenue, for the year ended December 31, 1998. The increase is primarily due to increases in personnel and related expenses, employee recruiting fees and expansion of office facilities to accommodate our growth. Personnel and related expenses increased $867,000 to $1,368,000, or 69.1% of general and administrative expenses, for the year ended December 31, 1999 from $501,000 for the year ended December 31, 1998. Expenses related to office facilities increased $151,000 to $214,000 for the year ended December 31, 1999 from $63,000 for the year ended December 31, 1998.

Depreciation and Amortization

         Depreciation and amortization increased $197,000 to $586,000, or 20.6% of revenue, during the year ended December 31, 1999 from $389,000, or 20.4% of revenue, during the year ended December 31, 1998. This increase was due primarily to depreciation on additions of property and equipment purchased to sustain the growth of our business, and amortization of intangibles recorded on the purchase of the Network Wizards assets in July 1998. Depreciation expense was $56,000 greater in fiscal 1999 than fiscal 1998. Amortization expense was $141,000 greater in fiscal 1999 than fiscal 1998.

Other Income (Expense)

         Other income (expense) consists primarily of interest income on our cash balances and interest expense on our outstanding notes payable and capital lease obligations. Interest earned on our cash and cash equivalents increased $42,000 to $47,000 for the year ended December 31, 1999 from $5,000 for the year ended December 31, 1998. This increase was primarily due to the closing of a private placement of equity securities in September 1999, which resulted in larger cash balances for investment. During the years ended December 31, 1998 and 1999, we incurred interest expense in the amount of $86,000 and $132,000, respectively. The increase in 1999 is primarily due to the underlying debt incurred in mid-1998.

Income Taxes

     No provision for federal income taxes has been recorded as we have incurred net operating losses since inception. As of December 31, 1999, we had approximately $874,000 of federal net operating loss carryforwards available to offset future taxable income. These carry-forwards begin to expire in 2013. We have recorded a valuation allowance for all of our net deferred tax asset for all periods presented due to uncertainty that we will generate sufficient taxable income during the carryforward period to realize the benefit of our net deferred tax asset. In addition, after this offering, we may experience a change in control under Section 382 of the Revenue Code, which would limit our use of these net operating loss carryforwards.

Net Loss

         Our net loss increased $977,000 to approximately $1,017,000 during the year ended December 31, 1999 from $40,000 during the year ended December 31, 1998. Our net loss increased primarily as a result of increased sales and marketing expenses, and general and administrative expenses in 1999 from 1998. This increase was partially offset by an increase in revenue of approximately $900,000 to $2.8 million in 1999 from $1.9 million in 1998.

Liquidity and Capital Resources

         We have historically financed our operations primarily through private placements of equity and internally generated cash flows from operations. The long term debt reflected on our December 31, 1999 balance sheet was incurred to purchase the Catalog.com Internet services assets of Network Wizards on July 31, 1998.


     At December 31, 1999 and June 30, 2000, we had cash totaling approximately $1.7 million and $.9 million, respectively. The net change of $783,000 in the six-month period ended June 30, 2000 was due to $9,000 used to fund operations, $117,000 of principal payments to meet capital lease and debt obligations, $196,000 used for costs related to this initial public offering and $465,000 of investments in property and equipment including network infrastructure, dedicated Web servers and internal use software and Web site development costs.

         Total borrowings under our notes payable as of June 30, 2000 were approximately $688,000. We intend to repay the amount of long term debt outstanding with a portion of the proceeds of this offering.


         We believe that our current cash balances, proceeds from this offering and cash flows from operations will be sufficient to meet our working capital and capital expenditure requirements for at least the next 24 months. However, on a long-term basis, we may require additional external financing for working capital and capital expenditures. If additional funds are raised through the issuance of equity or convertible securities, the percentage ownership of our shareholders will be reduced and our shareholders may experience additional dilution. We anticipate that further expansion of our operations will cause us to incur negative cash flows on a short-term basis, and therefore require us to use our cash and other liquid resources to support our growth. Our operating and investing activities on a long-term basis may require us to obtain additional equity or debt financing. We have no present understandings, commitment or agreements with respect to any acquisitions of other businesses, products, services or technologies. However, we may evaluate potential acquisitions of other businesses, products and technologies from time to time. In order to consummate potential acquisitions, we may need additional equity or debt financings in the future.

                                    BUSINESS

Overview

         We provide a broad range of advanced Web site hosting and Internet services including:


o Shared Web site hosting and catalog and auction hosting for small to medium-sized businesses;
o Dedicated hosting services for customers that require a separate computer server dedicated specifically for their use;

o Business-to-business, business-to-government and business-to-consumer electronic commerce solutions; and
o Internet access services including dialup and dedicated access.


         For our shared hosting customers, i.e. customers who share the same hardware and software systems, we have developed an automated system that allows them to register or transfer their domain names and to automatically set up their Web sites, email, and catalog and auction systems. Within minutes of establishing a shared hosting account, our customers may begin building their Web pages and adding their catalog and auction items to their Web site. Our shared hosting services are available on both the Microsoft NT and Sun Microsystems Solaris UNIX operating systems.

         We have also developed specific expertise in providing Linux-based dedicated servers to small and medium-sized businesses worldwide. Dedicated hosting services enable businesses to establish and maintain their Internet operations using our servers, data center facilities and technical support. We offer our dedicated hosting customers a reasonable monthly fee that includes configuration of the server, installation of the server in our data center facility, and server maintenance and technical support. We also provide and support dedicated hosting services based on Sun Microsystems Solaris, Microsoft Windows NT/2000, and Red Hat Linux operating systems.


         In addition, we have developed a proprietary Web-based catalog and auction software system which allows us to combine catalog and auction items for multiple vendors into a single shopping or buying directory. These directors are referred to as "marketplaces." This allows us to develop and host complex business-to-business, business-to-government and business-to-consumer marketplaces for customers.

         In the cities where we have operations, we also provide 56k dialup, Integrated Services Digital Network, or ISDN, basic Internet connections, Asymmetric Digital Subscriber Line, or ADSL, high speed Internet connections and dedicated Internet access services.


         Our service offerings are designed to allow our customers to rapidly implement their online Internet operations. To this end, we offer our customers:

o The ability to register their domain names with the same company that hosts their Web site thereby reducing the complexity of managing their Internet presence.
o Automatic setup of their Web site and catalog system within 30 minutes of the purchase of a Web site hosting plan. This process is completed with no human intervention. Customers may purchase services 24 hours a day 7 days a week from anywhere in the world.
o Month-to-month payment plans that allow our customers to avoid long-term contracts and high set-up fees.
o Ongoing upgrades of server hardware, software and network bandwidth to support the growth of our customer Internet operations.
o Self-management of their Web sites, email and Web-based catalog and auction systems.
o Access to our robust  network with backup  connections  at each data centers.
o Access to Sun Microsystems  servers with RAID disk file servers from
  Network Appliance Corporation to protect against loss of data.
o Telephone and email access to our  experienced  technical  support
  personnel   who  solve   customer   problems   using  an  advanced
  Oracle-based Intranet support system.
o The use of both Unix and Microsoft NT operating system environments through our shared hosting platform.


     As of July 15, 2000 we had over 7,500 customers and hosted over 5,000 Web sites for customers in all 50 states and over 50 foreign countries. We have over 850 resellers and a distributor in Japan who resells our Web site hosting services to over 500 Japanese companies.

Company History

         We commenced operations in March 1995 when we began, through our predecessor, an Internet service provider business in Dallas, Texas under the trade name "Dallas Internet" (www.dallas.net). In February 1996, we incorporated under the laws of the State of Oklahoma as "Ethos Communications Corp." for the purpose of acquiring the assets of Dallas Internet. Also in that year we expanded our services to Oklahoma City and Tulsa, Oklahoma (www.oklahoma.net) under the name Ethos Internet Services, creating full coverage of North Texas and Oklahoma.

         In early 1997, we became one of the first companies to provide an Internet-based catalog system. Our catalog system was unique in that all functions, from adding new products to changing prices, were accomplished over the Internet. Due to the proprietary nature of the catalog software engine, we are able to fully integrate the software with the www.catalog.com Web site hosting services thereby providing unique shopping functionality and ease of use.

         On July 31, 1998, we acquired the Catalog.com name and Web site hosting assets of Network Wizards, for $1.2 million in cash. The acquisition included approximately 1,900 Web site hosting subscribers along with the "Catalog.com" name. These assets represented one of the first Web site hosting operations in the United States. The acquisition not only increased our revenues, but also provided us with a "branded" name for future marketing activities. To further identify us with the expanded operations occasioned by this acquisition, we changed our name to "Catalog.com, Inc." in April 1999.

The Industry


         The Internet. The Internet continues to demonstrate significant growth. One of the many reasons for the overall growth in Internet users has been the rapid emergence of the Internet as a global business-to-business, business-to-government and business-to-consumer commerce medium. Since the commercialization of the Internet in the early 1990s, businesses have rapidly established Web sites as a means to expand customer reach and improve communications and operational efficiency. As businesses become more familiar with the Internet as a communications and commerce platform, an increasing number of businesses have begun to implement more complex and mission-critical applications over the Internet. These applications include sales, customer service, customer acquisition and retention programs, communication tools such as email and messaging, and business-to-business, business-to-government and business-to-consumer electronic commerce.


         The increasing reliance on the Internet and the growing complexity and functionality of Web sites has made the management and maintenance of Web sites an increasingly complex task. As a result, many businesses, particularly small and medium-sized businesses, have elected to outsource the implementation and management of their Web sites. We believe outsourcing can provide a business with a number of benefits including:

o Lower start-up and operating costs;
o Faster time to market;
o Greater security and reliability; and

o Less attention diverted from a company's core business activities.

         Applications  Hosting Market.  Applications  hosting  enables  software
applications   to  be  deployed,   managed,   supported  and  upgraded  from  an
applications service provider's centrally-located servers, rather than on individual desktop computers. Applications service providers typically rent software applications over the Internet to customers for a monthly fee. Advantages of applications hosting to customers include reduced upfront capital expenditures, lower operating costs and faster applications implementation. Due to these advantages, the applications hosting market is growing rapidly.

     Current Market Fragmentation. Both the Web and applications hosting markets today are fragmented and consist primarily of the following types of providers:

o Small Web site hosting providers who do not have the capital, resources and focus to develop and offer a broad selection of high quality services and support at competitive prices;

o Large providers whose core service offerings tend to be geared toward large businesses or only toward those businesses which seek to implement or maintain the most complex types of Web sites;

o  National and local Internet  service  providers or ISPs whose core
   business   focus   centers   around  the   provision  of  Internet
   connectivity rather than hosting; and

o  Web design and consulting firms whose core expertise is not hosting.

         Market Opportunity. We believe that small and medium-sized businesses are a large and rapidly growing segment of the market that have been underserved by Web and applications hosting companies. Many small and medium-sized businesses without internal technical resources dedicated to Internet services have found that developing an Internet presence may be a complicated and time-consuming task. Similarly, such small and medium-sized businesses have not had access to the type and quality of Internet-based services that larger, more sophisticated companies currently enjoy. We therefore believe that a significant market opportunity exists for us to deliver a comprehensive and easy-to-use suite of services designed to address the specific needs of the small and medium-sized business customer.

Strategy


         Our strategy is to take advantage of the growth in Web site hosting and electronic commerce and the outsourcing of hosting services combined with our proprietary electronic commerce software to increase our revenue by providing a broad range of hosting solutions serving small and medium-sized businesses worldwide. To achieve our growth goals we plan to:


o Organize and focus our efforts along three product lines: shared hosting, dedicated hosting and complex hosting.

o Leverage our proprietary electronic commerce and auction software solutions to develop high value vertical solutions for select business-to-business, business-to-government and business-to-consumer markets.


o Identify strategic acquisition opportunities in both the shared hosting and dedicated hosting markets that allow us to leverage our network support and data center infrastructure to maintain a cost advantage.

o  Develop a leadership position in dedicated Linux hosting services.

o Continue to expand our network of reseller and channel partners.


o Continue to take advantage of the Catalog.com brand which we believe intuitively denotes electronic commerce.

         According to the eMarketer"s "eBusiness Report" dated January 12, 2000, electronically transacted sales worldwide will increase 1,164% from nearly $100 billion in 1999 to $1.24 trillion by 2003. Key findings of the "eBusiness Report" include:

o The number of "active" purposeful Web sites in the world has more than doubled to 850,000 in 1999 and will reach 2.3 million in 2002.

o Small businesses will make the greatest advances in electronic commerce revenues over the next few years, growing from $14.3 billion in 1999 to $177 billion by 2003.

o Medium and large businesses will continue to account for the majority of electronic commerce revenues, increasing from $57.1 billion in 1999 to $477.3 billion by 2003.

  While we believe this data report is reliable, it has not been independently verified. We believe, however, that we are well-positioned with our combination of Web site hosting and electronic commerce capabilities to take advantage of the electronic commerce Web site hosting market opportunity.

Product Strategy

         Our product strategy consists of four key components:

o  domain name registration;
o  shared hosting services;
o  dedicated hosting services; and
o  complex hosting services.


         Every company using Web site hosting services must register a domain name. We have applied for and obtained accreditation from the International Corporation for Assigned Names and Numbers to be a domain name registrar. This allows us to provide ".com", ".net" and ".org" domain names to companies worldwide and to potentially serve as the first contact for companies establishing an initial Web presence.


         Most small and medium-sized companies utilize shared hosting services. We offer six shared hosting plans; three on the UNIX operating system and three on the Microsoft NT platform, providing our customers with a complete range of shared hosting services. These plans currently range from $24.95 per month to $59.95 per month, making them affordable to most small-sized companies.


         Dedicated hosting provides companies complete control of their hosting platform. We use Cobalt Networks and their LINUX based server appliances as our platform for dedicated hosting. We also offer dedicated Microsoft NT and Red Hat Linux dedicated servers. Our dedicated hosting solutions currently range from $199 per month to several thousand dollars depending on the customer's requirements.


         For customers  requiring more sophisticated  hosting solutions we offer
complex  hosting  services  that  include  sophisticated   solutions  engineered
specifically for the customer.

         To increase the number of our domain registrations, shared Web site hosting and dedicated subscribers and increase our revenues, we intend to aggressively advertise our hosting capability on the leading online hosting directories. We are building an outside sales force to solicit additional complex Web site hosting customers.

         We currently have a number of retailers hosting their sites with Catalog.com and several affiliates that pay for products purchased as a result of being directed to their site from Catalog.com. We also have a network of over 1,000 Web designers ("resellers") that refer Web site hosting subscribers to us in exchange for a portion of our monthly recurring fee calculated at:

o 20% of the retail  sales  price for the first 10  products,  plus
o 40% of the retail sales price for 11 or more products.

         We intend to expand our independent Web designer reseller channel by advertising in trade journals read by Web designers, direct marketing to Web designers via email and entering into strategic alliances with Web design firms.

Unified Messaging


         We offer a free Web-based electronic event notification service known as eNotify.com, located on the Web at www.enotify.com, which provides Web-based email, email monitors/filters, a calendar/scheduler, a pager service and a network monitoring tool. When a customer signs up to eNotify, a free email account is automatically set up as well. Any email sent to that address can be put in the inbox, forwarded to a customer's pager, forwarded to another email address or any combination of the three. The email monitor has the ability to create filters. If any incoming messages match the filters, a page will be sent to the customer's pager.


         The eNotify Calendar-Scheduler-Reminder Service is a highly effective, free itinerary, event scheduler and calendar that permits user group level security, thus allowing users to authorize associates, family or others to add, modify and/or delete events depending on their defined level of authorization. Any event in the calendar can be easily sent to an eNotify user by alpha pager, PCS phone, email or fax. eNotify can send notification at the moment of an event or at user-defined intervals, including multiple reminders up until the time of the event.

         In addition to the free eNotify service, we have developed the eNotify Application Monitor. The eNotify Application Monitor is a subscription based service. With this tool, a customer can monitor various Internet applications. This service allows the user to monitor their Internet service or network administrators to monitor routers, dial-in boxes and other equipment and all of their user services 24 hours a day, seven days a week. eNotify will log all service problems in a database, which allows the user to come back at a later date and note when outages occurred. We are incorporating eNotify into our Internet services package to enhance the level of service available to our customers.


         The eNotify software product is a key component used to develop our business-to-business, business-to-government and business-to-consumer marketplaces. It is used as the foundation application for providing customer log in and account setup for members of a particular marketplace. The look and feel is customized to conform to the requirements of the marketplace while maintaining its functionality.


Network Infrastructure


         We have four connections to the Internet. These include connections with BBN Corporation, Cable & Wireless USA, Inc., Sprint and Savvis Communications Corporation. These connections have the total physical capacity for over 300 megabytes of Internet traffic. All but the BBN Corporation connection are peering points utilizing Border Gateway Protocol to exchange full Internet routes. By maintaining an internal network in Texas and Oklahoma, we achieve some protection against failures from any one carrier.

         We also maintain our own internet protocol address space with 64 Class C addresses from the American Registry of Internet Numbers. Our network contains the equivalent of 370 Class C addresses inclusive of address space utilized from our peering points. We utilize our own domain name servers and are accredited as a domain name registrar by the International Corporation for Assigned Names and Numbers, also know as ICANN.

         We further provide Web site hosting and online commerce services by utilizing co-location racks at GTE's Genuity data center located in San Jose, California (MAE-West) and AT&T co-location space in Dallas, Texas. Our primary data center is located in downtown Oklahoma City, Oklahoma. We recently added an additional 1,000 square feet of data center space at our headquarters located at 14000 Quail Springs Parkway in Oklahoma City. This space will be connected to the downtown Oklahoma City space with a 10MB ethernet connection provided by Cox Communications. We intend to build out at least 10,000 square feet of data center space in 2001 and will connect such space to the other facilities utilizing the Cox fiber ring in Oklahoma City.

         We offer Internet access service through four Points of Presence, commonly referred to as "POPs" in two states. Users located within local dialing range of a Catalog.com POP connect to the POP through telephone lines provided by the local telephone company. The POPs are connected to the Internet through our four Internet connections.


Sales and Marketing


     Currently, we market our Web site hosting and electronic commerce products primarily through three channels:

o Internet based sales of domain name registration and Web hosting through our Web site located at www.catalog.com;

o Reseller-based sales of Web hosting through our network of over 850 resellers that are primarily Web site developers and designers; and

o  Direct   sales   for   selling   to   selected   business-to-business,
   business-to-government and business-to-consumer business communities or organizations.

         We are in the process of establishing an outside sales force to target businesses and organizations that have the desire to build an online marketplace, and to contact additional trade organizations, regional banks and other organizations with large memberships that would benefit from a consolidated purchasing marketplace.

         Our domain name registration and Web hosting services can be purchased 24-hours a day from all over the world through an automated online order process located at our Web site found at www.catalog.com. Our marketing strategy is to offer a free basic Web site hosting plan with each domain registration. Because we are an accredited registrar, we maintain the domain information for the .com,
 .net and .org domain registrants. This gives us a broad customer base to sell our other Web hosting services including Web site design and more advanced hosting services. Potential customers are directed to our site by search engines
and   advertising   on   sites   dedicated   to  Web  site   hosting,   such  as
www.ispcheck.com.

         We also advertise our free Web hosting with domain registration services to small businesses over the radio and to individuals on Web sites devoted to family genealogy research.

         We also have over 850 resellers that are primarily Web site developers and designers. These resellers receive a referral fee that ranges from 20% to 40% of the monthly fee actually charged to the customer. We communicate to resellers through direct mail and newsletters relating to our new products and services.

         For dedicated server marketing, we send targeted email and regular mail materials to Web site designers and systems integrators, and advertise on sites dedicated to Web hosting. Selling upgraded services to existing customers also generates sales for dedicated servers.


Strategic Relationships


         We are a Microsoft Solution Provider that permits us early access to Microsoft products and services. We are also a Cobalt True Blue Sapphire partner which provides us the ability to purchase directly from Cobalt the server appliances we utilize for our Linux dedicated hosting solution. Cobalt also provides technical support to our dedicated server customers and marketing assistance in the form of co-marketing dollars to be used to sell our dedicated hosting solution.


Competition


         The electronic commerce market is new, rapidly evolving and intensely competitive. Because there are no substantial barriers to entry, we expect competition from both existing competitors and new market entrants in the future. We currently or potentially compete with a variety of companies. These competitors include:


o  a   significant   number  of  Web  site  hosting   service   providers,
   applications hosting providers, Internet service providers, telecommunications companies, large information technology outsourcing firms, and computer hardware suppliers;


o other companies with substantial customer bases in the computer and other technical fields; and

o a number of companies that offer Web site hosting and Internet services to consumers at no cost.


     Our competitors may operate in one or more of these areas and include companies such as AT&T Corp., Concentric Network Corporation, Interland, Inc., Data Return Corp., Dell Computer Corporation, Digex Corporation, EarthLink, Inc., Exodus Communications, Inc., Gateway, Inc., Globix Corporation, and Navisite, Inc.

         We cannot assure you that we can maintain a competitive position against current or future competitors, particularly those with greater financial, marketing, service, support, technical and other resources. Our inability to maintain a competitive position within the market could have a material adverse effect on our business, financial condition and results of operations.

         We believe the principal competitive factors determining success in our markets include:

o        Technical expertise in developing advanced Web site hosting solutions;
o        Internet system engineering and technical expertise;
o Quality of service, including speed, network capability, scalability, reliability, security and functionality;
o        Brand name recognition;
o        Competitive pricing;
o        Ability to maintain and expand distribution channels;
o        Customer service and support;
o        Broad geographic presence;
o        A complete portfolio of services and products;
o        Timing of introductions of new and enhanced services and products;
o        Network security and reliability;
o        Financial resources; and
o        Conformity with industry standards.

         As a developing company, we may lack the financial and other resources, expertise or capabilities to capture increased market share in this environment in the future.

         Although it is impossible to quantify our relative competitive position in our market, many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we have. As a result, many of these competitors may be able to develop and expand their network infrastructures and service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions, consolidation opportunities and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can. In addition, these competitors have entered and will likely continue to enter into joint ventures or consortia to provide additional services competitive with those provided by us.

         As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could result in reduced margins or otherwise have a material adverse effect on our business, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures. For example, applications that select specific titles from a variety of Web sites may channel customers to online retailers that compete with us. Companies that control access to transactions through a network or Web browsers could also promote our competitors or charge us a substantial fee for inclusion. In addition, vendors of information resources could provide direct access online. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures we face may have a material adverse effect on our business, financial condition and results of operations.

Government Regulation

         We are not currently subject to direct federal, state or local government regulation, other than regulations applicable to businesses generally. There is currently only a limited body of laws and regulations directly applicable to businesses that provide access or commerce on the Internet.


         The "Digital Millennium Copyright Act" became effective in October 1998 and provides a limitation on liability of online service providers for copyright infringement for transmitting, routing or providing connections, transient storage, caching or storage at the direction of a user, if the service provider had no knowledge or awareness that the transmitted or stored material was infringing and meets other conditions specified in the Act. Since this law is new and does not apply outside of the U.S., we are unsure of how it will be applied to limit any liability we may face in the future for any possible copyright infringement or copyright-related issues. This new law also requires service providers to follow "notice and take-down" procedures and to meet other conditions to qualify to take advantage of the limitation on liability.

         We recently implemented these procedures and believe we meet the conditions to qualify for the protection provided by the Digital Millennium Copyright Act. Moreover, our customers are subject to an acceptable use policy which prohibits them from transmitting, storing or distributing material on or through any of our services which, in our sole judgment is:

o in violation of any U.S. local, state or federal law or regulation, or infringes on the copyright of a third party;
         fraudulent online marketing or sales practices; or

         fraudulent customer information, including identification and payment information.

         Although this policy is designed to promote the security, reliability and privacy of our systems and network, we cannot be certain that our policy will accomplish this goal or effectively limit our liability.

         Despite enactment of the Digital Millennium Copyright Act, the law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks remains largely unsettled. It is possible claims could be made against online services companies and Internet access providers under both U.S. and foreign law for defamation, obscenity, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose such liability upon online services companies and Internet access providers are currently pending.


         Although sections of the Communications Decency Act of 1996 that proposed to impose criminal penalties on anyone distributing indecent material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, in October 1998, Congress passed the Child Online Privacy Protection Act, which sought to make it illegal to communicate, for commercial purposes, information that is harmful to minors. In February 1999, a U.S. District Court judge issued a preliminary injunction against the enforcement of the Child Online Protection Act on constitutional grounds. An appeal from the District 'Court's ruling is pending. While we cannot predict the ultimate outcomeof this proceeding, even if the Child Online Protection Act is ruled unconstitutional, similar laws may be proposed, adopted, or upheld in the future. The nature of future legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, legislation similar to the Communications Decency Act could subject us and/or our customers to potential liability, which in turn could harm our business. The adoption of any of these types of laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for our services or increase our cost of doing business or in some other manner harm our business.

         A separate act known as The Children's Online Privacy Protection Act of 1998, and the rules promulgated by the Federal Trade Commission implementing the provisions of the act, regulate the collection, use or disclosure of personally identifiable information from and about children on the Internet by operators of Web sites or online services directed to children, and operators of general audience Web sites who knowingly collect information from children. The act and the FTC rules require the operators of such Web sites and online services to:


o  provide notice of its information collection, use, and disclosure practices,
o obtain parental consent prior to any collection, use or disclosure of personal information


o collected from children,; provide an opportunity for parental review of personal information collected from children and the right to prohibit further use or maintenance of that information;

o not condition a 'child's participation in any online activity on disclosing more personal information than is necessary;

o  to establish and maintain reasonable procedures to protect the
   confidentiality,    security   and   integrity   of   personal
   information collected from children.

         An operator will be deemed to be in compliance with the requirements of the act and the FTC rules if the operator complies with any industry self-regulatory guidelines approved by the FTC. The FTC is authorized to bring enforcement actions and impose civil penalties for violations of the FTC rule.


         We may operate Web sites that are directed to children on behalf of some of our customers. The Children's Online Privacy Protection Act and the FTC rules implementing it went into effect on April 21, 2000. We have not yet taken affirmative steps to adopt or comply with any FTC-approved industry self-regulatory guidelines.


         In February 1995, the European Union adopted Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data. Pursuant to this directive the 15 member countries of the European Union were required to pass specific privacy protection legislation by October 1998 regarding the collection and use of personally identifiable information. One section of the directive requires member states to ensure that personally identifiable information is only transferred outside of the EU to countries with adequate privacy protection.

         In response to the directive, the U.S. Department of Commerce has proposed seven "Safe Harbor" principles designed to serve as guidelines for U.S. companies. In light of the "Safe Harbor" principles, the EU announced in the fall of 1998 that it would avoid disrupting the exchange of information with the U.S. by allowing its member countries to transfer information to the U.S. so long as it continues good faith negotiations with the EU. However, if an EU member country determines that a Web site administered by a U.S. company has a significant presence in the country and is in violation of the "Safe Harbor" principles, it may nonetheless prosecute and sanction the U.S. company through its regulatory agency for improper data collection. Most EU member countries, including the United Kingdom, have enacted legislation consistent with the directive that has forced some U.S. companies to take actions to comply with the directive.

         Although we currently provide services over the Internet in the United Kingdom and other countries that are members of the EU, we have not taken affirmative steps to comply with the "Safe Harbor" principles announced by the U.S. Department of Commerce.

         While there currently are relatively few laws or regulations directly applicable to the Internet or to applications hosting providers, due to the increasing popularity of the Internet and Web-based applications it is likely that such laws and regulations may be adopted. These laws may cover a variety of issues including, for example, user privacy and the pricing, characteristics and quality of products and services. The adoption or modification of laws or regulations relating to commerce over the Internet could substantially impair the future growth of our business or expose us to unanticipated liabilities. Moreover, the applicability of existing laws to the Internet and Internet application service providers is uncertain. These existing laws could expose us to substantial liability if they are found to be applicable to our business. For example, we provide services over the Internet in many states in the U.S. and in the United Kingdom, and we facilitate the activities of our customers in those jurisdictions.

         As a result, we may be required to qualify to do business, be subject to taxation or be subject to other laws and regulations in these jurisdictions, even if we do not have a physical presence or employees or property there. The application of existing laws and regulations to the Internet or our business, or the adoption of any new legislation or regulations applicable to the Internet or our business, could materially adversely affect our financial condition and operating results.

Intellectual Property


         We rely on a combination of trademark, copyright and trade secret laws, as well as technical measures to establish and protect our proprietary rights. The Catalog.com trademark is registered in the U.S. We also have domain name registrations for "catalog.com," "catalog.net," "mycatalog.com," "dallas.net," "ethos.net," "enotify.com," "oklahoma.net" and "oklahoma.com," each of which we believe are material to our business. "Dallas Internet," "Ethos Internet," "eNotify," "eReceivables," and the Dallas Internet and Ethos Internet logos are other trademarks of Catalog.com. We cannot assure you that we will be able to adequately protect our service marks or trademarks. It is possible that our competitors or others will adopt product or service names similar to ours or other service marks or trademarks, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Our inability to protect the name "Catalog.com" adequately could have a material adverse effect on our business, results of operations and financial condition.

         Further, we cannot assure you that the steps we take will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions we may take, it might be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford us little or no effective protection of our intellectual property.


         We also rely on a variety of technologies that we license from third parties, including our database and Internet server software, which is used in our Web site to perform key functions. We cannot assure you that these third-party technology licenses will continue to be available to us on commercially reasonable terms. Our loss or inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays would materially adversely affect our business, results of operations and financial condition.

Employees


         As of July 15, 2000, we had 29 full-time employees and one part-time employee. We also utilize the services of contractors and consultants as needed. None of our employees is represented by a labor union, and we believe employee relations are good.


Facilities

         Our principal offices are located in Plano, Texas and Oklahoma City, Oklahoma and handle the majority of the administration and sales and marketing functions. Our properties are as follows:

     Location                    Purpose of Facility        Area Occupied            Owned or Leased

                                                              (Sq. Ft.)

Plano, TX                      Office                          5,000                    Leased
Oklahoma City, OK              Office/Data Center              4,500                    Leased


         The Plano lease expires March 31, 2005 and has monthly rental payments of approximately $9,007; the Oklahoma City lease expires June 30, 2004 and has monthly rental payments of $5,967.


Legal Proceedings

         We are not a party to any material legal proceedings.

                                   MANAGEMENT


Directors and Executive Officers



         Our directors and executive officers, and their ages and positions as of July 15, 2000, are as follows:


             Name                        Age                     Position


     Robert W. Crull                     38       Chairman, President and Chief Executive Officer
     David D. Gaither                    41       Chief Financial Officer
     D. Len Reeves                       37       Vice President of Customer Service and General Manager
     Bill C. Miller                      38       Director
     Rodric M. Phillips, Jr., M.D.       38       Director
     David E. Rainbolt                   44       Director

     Robert W. Crull has served as our Chairman, President and Chief Executive Officer since 1995. Prior thereto, Mr. Crull was director of Oracle Learning Architecture with Oracle Corporation from 1995 to 1996 where he was the executive responsible for developing 'Oracle's online education Internet offerings. Before that, he was with EDS Corp. and Perot Systems, Inc. Mr. Crull earned a B.S. from Oklahoma State University in 1985. Mr. Crull is a class III director whose term expires in 2003.


     David D. Gaither has served as our Chief Financial Officer since June, 1999. From 1987 to 1999 he served in various capacities with LSB Industries, Inc., most recently serving as Vice President Accounting. He received his B.S. in Accounting from Oklahoma Christian University in 1981. Mr. Gaither is a Certified Public Accountant.


     D. Len Reeves has served as our Vice President of Customer Service and General Manager since February 1995. Prior to joining Catalog.com, Mr. Reeves worked as a technical recruiter and hospital physician liaison with Jackson & Coker, a physician recruitment company. Mr. Reeves earned a B.A. in Business Management/Marketing from Harding University.


     Bill C. Miller has served as a director since our incorporation and as Chief Technology Officer from inception until July 14, 2000. Mr. Miller currently serves as one of our technical advisors. For the 12 years prior to joining Catalog.com, Mr. Miller was with Rockwell International, Fidelity Investments, Perot Systems, Inc. and Oracle Corporation. Mr. Miller earned an M.S.E.E. from Southern Methodist University in 1988 and a B.S.E.E. from Oklahoma State University in 1984. He holds several communications-related patents. Mr. Miller is a class II director whose term expires in 2002.

     Rodric M. Phillips Jr., M.D. has served as a director of Catalog.com since 1998. Dr. Phillips received his Doctorate in Medicine from the University of Oklahoma College of Medicine in 1988. He completed his residency in anesthesia in 1992, and has served as the Director of Anesthesia at Orthopedic Associates since 1996 and Northwest Surgical Hospital in Oklahoma City since 1998. Dr. Phillips is a class II director whose term expires in 2002.


     David E. Rainbolt has served as a director of Catalog.com since April 2000. He is currently President and Chief Executive Officer of BancFirst Corporation (an affiliate of BancFirst Investment Corporation), a position he has held since 1992. Prior to 1992, Mr. Rainbolt served as Executive Vice President and Chief Financial Officer for BancFirst. He has been a member of BancFirst's board of directors since 1984 and is a member of the board of directors of ZymeTx, Inc., a publicly-held biotechnology company. Mr. Rainbolt earned a B.B.A. in Finance from the University of Oklahoma in 1978 and an M.B.A. in Finance from Tulane University in 1979. Mr. Rainbolt is a class I director whose term expires in 2001.

Key Employees

         Samuel J. Fleitman has served as our Director of New Product Development since April 1997, and has been working on Internet application projects since 1992. Mr. Fleitman has worked to develop new products such as eNotify and to automate back-office services that allow the company to be more efficient. Prior to joining us Mr. Fleitman worked for Oracle Corporation developing an Online Education Service from 1996 to 1997. From 1992 to 1996 he worked for Texas A&M University administering online information services for the entire University and developing interactive projects for various departments. Mr. Fleitman earned a B.S. in Electronic Engineering Technology from Texas A&M University in 1991.

Directors' Terms


         The board of directors is divided into three classes, each of whose members will serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of shareholders in the year in which such term expires.

Board Committees


     The audit committee of the board of directors reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and the accounting practices of Catalog.com. Mr. Crull, Dr. Phillips and Mr. Rainbolt are the members of the audit committee.

     The compensation committee of the board of directors recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals compensated by Catalog.com. The compensation committee also administers our compensation plans. Mr. Crull, Dr. Phillips and Mr. Rainbolt are the members of the compensation committee.


Director Compensation

         Following this offering we will pay each of our outside directors $5,000 per year and $1,000 per meeting, and grant each director 10,000 stock options for each three-year term of service which will vest over three years.

Executive Compensation

                           Summary Compensation Table

         The following table sets forth the total compensation of our chief executive officer and each other executive officer whose total salary and bonus during the last three fiscal years exceeded $100,000 (each a named executive officer, and collectively, the named executive officers).

         Name and Principal Position                Annual Compensation                Long-Term Compensation

                                                                                       Securities Underlying

                                                   Year            Salary                      Options

         Robert W. Crull                           1999        $   180,000                     40,000 (1)
              Chief Executive Officer              1998            120,200                         --
                                                   1997             91,500                         --

         Michael J. McKay (2)                      1999        $   165,000                     91,500 (2)
              President                            1998                --                          --
                                                   1997                --                          --


         Bill C. Miller(3)                         1999        $   156,700                     40,000 (3)
              Senior Vice President and            1998             99,200                         --
              Chief Technology Officer             1997             78,500                         --

---------------


(1) Vests at a rate of 25% per year on each of October 1, 2000, October 1, 2001, October 1, 2002 and October 1, 2003.
(2) Mr. McKay's services as our President terminated on February 18, 2000 and his options expired unexercised on

June 18, 2000.

(3) Mr. Miller resigned as Senior Vice President effective July 14, 2000.

                          Option Grants in Fiscal 1999


         The following table sets forth certain information regarding options granted to the named executive officers during the year ended December 31, 1999. We have not granted any stock appreciation rights.


                                                        Percent of Total

                             Number of Securities       Options Granted            Exercise
                              Underlying Options        to Employees in           Price Per          Expiration

Name                             Granted (1)               Fiscal 1999               Share              Date
----                             -----------               -----------               -----              ----


Robert W. Crull                     40,000                    10.5%                  $4.95             10/1/04
Michael J. McKay                    51,500                    13.5%                  $2.50           6/18/00(1)
                                    40,000                    10.5%                  $4.50           6/18/00(1)

Bill C. Miller                      40,000                    10.5%                  $4.50             10/1/09
---------------

(1)   Mr. McKay's services as our President terminated on February 18, 2000.  His options expired June 18, 2000.


         Aggregated Option Exercises in the Year Ended December 31, 1999

                           And Year-end Option Values

         The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers at December 31, 1999. None of the Named Executive Officers exercised options during the year ended December 31, 1999.

         The "Value of Unexercised In-the-Money Options" at December 31, 1999 is based on a value of $10.00 per share of our common stock, which is the minimum initial offering price, less the per share exercise price multiplied by the number of shares issued upon the exercise of the options.

                                             Number of Securities                     Value of Unexercised
                                            Underlying Unexercised                    In-the-Money Options

                                         Options at December 31, 1999                 at December 31, 1999
                                         ----------------------------                 --------------------

Name                                     Vested              Unvested               Vested          Unvested

Robert W. Crull                            --                  40,000                --             $202,000
Michael J. McKay                           --                  91,500                --              606,250
Bill C. Miller                             --                  40,000                --              220,000

Stock Option Plans


         1997 Stock Option Plan. Under the 1997 stock option plan our employees and directors are eligible to receive awards of stock options. The 1997 stock option plan provides for grants of "incentive stock options" meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and "non-qualified stock options."

         Under the 1997 stock option plan 200,000 shares of common stock are reserved for issuance (subject to anti-dilution and similar adjustments). Incentive stock options for 139,500 shares have been granted or exercised under the 1997 stock option plan as of July 15, 2000.

         1999 Stock Option Plan. We have also established the 1999 stock option plan, pursuant to which our employees and directors are eligible to receive awards of stock options. The 1999 stock option plan provides for grants of "incentive stock options" meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and "non-qualified stock options."

         Under the 1999 stock option plan, 340,000 shares of common stock are reserved for issuance (subject to anti-dilution and similar adjustments). Incentive stock options for 21,000 shares have been granted or exercised under the 1999 stock option plan as of July 15, 2000.

Employment Agreements

         We have not entered into employment agreements with our executive officers, and the employment of such persons may be terminated at any time at the discretion of our board of directors. All of our employees have executed confidentiality agreements with us.

                        TRANSACTIONS WITH RELATED PARTIES

         On July 23, 1999, Catalog.com and eight lenders entered into a bridge loan agreement under which we issued bridge notes in the principal amount of $1,400,000 with an interest rate of 7.0% per annum. In August 1999, all outstanding bridge notes were converted into 311,114 shares of Series B preferred stock at a price of $4.50 per share. Rodric M. Phillips, Jr., M.D., one of our directors, held $150,000 in principal amount of bridge notes, which converted into 33,334 shares of Series B preferred stock.


         In February 1996, BancFirst Investment Corp. purchased 1,600,000 shares of common stock for an aggregate purchase price of approximately $468,000 or $0.2925 per share. In July 1998, in connection with a $300,000 subordinated debt financing provided by BancFirst, an affiliate of BancFirst Investment Corp., we issued 675,255 shares of Series A preferred stock in exchange for the 1,600,000 shares of common stock held by BancFirst Investment Corp.. We redeemed the Series A preferred stock on July 29, 1999 in consideration of the payment of approximately $468,000 plus a mandatory dividend of approximately $28,000 and the issuance to BancFirst Investment Corp. of 627,022 shares of common stock. As a part of the redemption of the Series A preferred stock, we repaid a loan from BancFirst in the amount of $300,000. David E. Rainbolt, one of our directors, is also a BancFirst Investment Corp. director. On July 31, 1998 we also borrowed $1,000,000 under a U.S. Small Business Administration loan through BancFirst. As of June 30, 2000, total borrowings under this loan were approximately $688,000. We intend to repay the balance of this loan with proceeds of this offering.

                             PRINCIPAL SHAREHOLDERS


         The  following  table  sets  forth,  as  of  July  15,  2000,   certain
information with respect to the beneficial ownership of our equity securities by


o each person known by us to beneficially own more than (or own the right to eventually convert to more than) 5% of all equity securities outstanding;

o        each of our directors;

o        each of our executive officers; and

o        all of our directors and executive officers as a group.


         Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of common stock subject to options currently exercisable or exercisable on or before October __, 2000, are deemed outstanding for purposes of computing the percentage of ownership of each person holding such options and for all officers and directors as a group, but are not deemed outstanding in computing the percentage of any other person.

         Applicable percentage ownership in the following table is based on 4,192,530 shares of common stock outstanding as of July 15, 2000, which gives effect to the 2-for-1 stock split and is adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering.


         To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future or reserved for future issuance under our stock option plans, there will be further dilution to new public investors.


         The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option. We have granted the underwriters an option to purchase up to 150,000 shares to cover over-allotments, if any.


                   Name and Address                Amount and Nature of          Before            After
Title of Class   of Beneficial Owner               Beneficial Ownership         Offering         Offering
--------------   -------------------               --------------------         --------         --------


Common        Robert W. Crull                            1,800,000   (1)           42.9%          34.7  %
              14000 Quail Springs Parkway,

               Suite 3600
              Oklahoma City, OK  73134

Common        Bill C. Miller                               402,000   (2)            9.6%           7.7  %
              6404 International Parkway, Suite 2200
              Plano, TX  75093


Common        Michael J. McKay                                  --   (3)           --                --
              5414 Edlen Drive

              Dallas, Texas  75220


Common        BancFirst Investment Corp.(4)                627,022                 15.0%          12.1  %
              101 N. Broadway, Suite 460

              Oklahoma City, OK  73102


Common        Schloss Brothers, LP(5)                      240,000                  5.7%           4.6  %
              29 E. Maryland St.

              Indianapolis, IN  46205


Common        Rodric M. Phillips, Jr., M.D.                233,334   (6)            5.6%           4.5  %
              14000 Quail Springs Parkway, Suite 3600

              Oklahoma City, OK  73134


Common        David E. Rainbolt                            627,022   (7)           15.0%          12.1  %
              101 N. Broadway Ave.

              Oklahoma City, OK  73126


Common        Richmont Opportunity Fund, L.P. (8)          250,044   (8)            6.0%           4.8  %
              16251 Dallas Parkway, 7th Fl.

              Addison, TX  75001


Common        Jerral W. Jones Family
                 Limited Partnership (9)                   244,444   (9)            5.8%           4.7  %
              One Cowboy Parkway

              Irving, TX  75063

All Directors and Officers as


a Group (7 persons)                                      3,062,356                 73.0%          59.0 %

---------------
(1)  Excludes  options to purchase 40,000 shares that become  exercisable over a period of four years from October 1, 2000.


(2)  Includes 2,000 shares held by Bill C. Miller as custodian for Jordan Marie Powell and Cameron Blaine
     Powell. Excludes options to purchase 40,000 shares that become exercisable over a period of four years from
     October 1, 2000. Mr. Miller resigned as Senior Vice President effective July 14, 2000.
(3)  Mr. McKay's services as the President of Catalog.com terminated on February 18, 2000.
(4)  BancFirst Investment Corp. is a subsidiary of BancFirst  Corporation,  a publicly-held  company.  David E.
     Rainbolt, one of our directors, is an affiliate of BancFirst Investment Corp.
(5)  Robert Schloss is the general partner of Schloss Brothers, L.P.
(6)  Excludes  options to purchase 6,000 shares that become  exercisable  over a period of four years from October 1, 2000.

(7)  Includes  627,022  shares  beneficially  owned by  BancFirst  Investment  Corp..  Mr.  Rainbolt  disclaims beneficial  ownership of the shares held by BancFirst  Investment Corp.  except to the extent of his pecuniary interest therein.
(8)  Richmont  Opportunity  Partners,  L.P.  is  comprised  of a group of private  investors,  none of whom are affiliated with  Catalog.com.  Includes 42,268 shares  beneficially  owned by Richmont  Opportunity  Partners,
     Ltd.,  5,600 shares  beneficially  owned by Richmont  Asia-Pacific  Limited and 22,222  shares of common stock subject to warrants held by Richmont Opportunity Management Partners, L.P.
(9)  Jerral W. Jones and members of his family,  none of who are affiliated with Catalog.com,  beneficially own the Jerral W. Jones Family Limited  Partnership  and Pro Silver Star,  Ltd.  Includes 22,222 shares of common stock subject to warrants held by Pro Silver Star, Ltd.


                          DESCRIPTION OF CAPITAL STOCK

General


         Our certificate of incorporation authorizes the issuance of 19,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share, the rights and preferences of which may be established from time to time by our board of directors. Immediately prior to this offering 3,398,332 shares of common stock and 794,198 shares of preferred stock were issued and outstanding, and 96,750 shares were subject to currently exercisable options and 145,752 shares were subject to currently exercisable warrants. Upon completion of this offering, 5,192,530 shares of common stock and no shares of preferred stock will be outstanding. As of July 15, 2000, we had 20 holders of common stock and 21 holders of preferred stock.


         The following description of our capital stock does not purport to be complete. It is qualified in its entirety by reference to our certificate of incorporation and bylaws filed as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of the Oklahoma General Corporation Act.

Common Stock


         Holders of common stock are entitled to one vote per share on all matters to be voted on by shareholders. Subject to any preference granted to holders of any outstanding preferred stock, holders of common stock are entitled to receive such dividends, if any, as may be declared by the board of directors out of funds legally available for the payment of such dividends. Holders of common stock have no cumulative voting, redemption or conversion rights. All of the outstanding shares of common stock are fully paid and nonassessable.


Preferred Stock


         Our certificate of incorporation authorizes the board of directors, from time to time, to issue shares of preferred stock in one or more series. They may establish the number of shares to be included in any such series, and may fix the designations, powers, preferences and rights (including voting rights) of the shares of each such series and any qualifications, limitations or restrictions on preferred shares. No shareholder authorization is required for the issuance of these shares of preferred stock unless imposed by then applicable law. Shares of preferred stock may be issued for any general corporate purposes, including acquisitions. The board of directors may issue one or more series of preferred stock with rights more favorable with regard to voting, dividends and liquidation than the rights of holders of common stock. Issuance of a series of preferred stock also could be used for the purpose of preventing a hostile takeover of Catalog.com, even if the takeover is considered to be desirable by the holders of common stock. Issuance of a series of preferred stock could otherwise adversely affect the voting power of the holders of common stock, and could serve to perpetuate the board of directors' control of Catalog.com.


         No shares of preferred stock will be outstanding after giving effect to the conversion of all outstanding shares of our preferred stock into common stock at the closing of this offering and we currently have no plans that would result in the issuance of any shares of preferred stock.

Registration Rights


         Upon completion of this offering the holders of approximately 1,533,972 shares of common stock, and rights to acquire common stock, will be entitled to rights with respect to the registration of those shares under the Securities Act. Following the closing of this offering, if we propose to register any additional securities under the Securities Act, we must notify these holders who will be entitled to have their shares of common stock included in the registration. In addition, holders of 50% or more of such shares have the right to require us, on up to two separate occasions, to file a registration statement with respect to such shares. We are required to use our best efforts to effect this registration. These registration rights are subject to the right of the underwriters of an offering to limit the number of shares included in such registration. Further, these holders may require us to file an unlimited number of additional registration statements under the Securities Act on Form S-3 at our expense.

Stock Options

         At July 15, 2000 we had 350,000 shares of common stock subject to outstanding options under the 1997 and 1999 stock option plans. Immediately after the completion of the offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 1997 and 1999 stock option plans. After the effective dates of these registration statements, shares purchased upon exercise of the options granted under such plans will be available for resale in the public market. Most of these stock options are subject to a four year vesting schedule, and the weighted average exercise price of such options is $3.55.


Warrants

         At May 22, 2000 we had outstanding currently exercisable warrants to purchase 145,752 shares of our common stock at an exercise price of $4.50 per share, which expire as follows:

                                    Shares Subject         Expiration

                                      to Warrants             Date
                                    --------------         ----------
                                        5,000                  8/2/02
                                        8,000                 4/12/04
                                       68,308                 12/1/05
                                       44,444                 8/25/06
                                       20,000                  9/8/06

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION
                                   AND BYLAWS


         Provisions of our certificate of incorporation and bylaws that will be in effect upon the closing of the offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

         Board Composition. Our certificate of incorporation and bylaws that will be effective upon the completion of this offering provide that our Board will be divided into three classes with each class serving staggered three-year terms. Mr. Rainbolt will be a member of the first class, whose term expires at the 2001 annual meeting of shareholders, Mr. Miller and Dr. Phillips will serve as members of the second class whose term expires at the 2002 annual meeting of shareholders, and Mr. Crull will serve as a member of the third class whose term expires at the 2003 annual meeting of shareholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of the Board may have the effect of delaying or preventing changes in control or management.


         Board of Directors Vacancies. Our certificate of incorporation authorizes the board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a shareholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

         Shareholder Action; Special Meetings of Shareholders. The certificate of incorporation further provides that (i) shareholders may not take action by written consent, but only at duly called annual or special meetings of shareholders; and (ii) special meetings of shareholders may be called only by the Chairman of the board of directors or a majority of the board of directors.


         Advance Notice Requirements for Shareholder Proposals and Director Nomination. The bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date of the notice of annual meeting provided with respect to the previous year's annual meeting of shareholders. If no annual meeting of shareholders was held in the previous year or the date of the annual meeting of shareholders has been changed to be more than 30 calendar days earlier than or 60 calendar days after such anniversary, notice by the shareholder must be received not more than 90 days nor later than the later of (1) 60 days prior to the annual meeting of shareholders, or (2) the close of business on the 10th day following the date on which notice of the date of the meeting is given to shareholders or made public, whichever first occurs.

         The bylaws also include requirements as to the form and content of a shareholder's notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.


         Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to certain limitations imposed by the American Stock Exchange. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Catalog.com by means of a proxy contest, tender offer, merger or otherwise.


         The Oklahoma General Corporation Act provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.


Limitation of Liability and Indemnification Matters


         Our bylaws include certain provisions whereby our officers and directors are to be indemnified against certain liabilities. Our certificate of incorporation also limits, to the fullest extent permitted by Oklahoma law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence. Under Oklahoma law, however, a director's liability cannot be limited for:

 o       breach of the director's duty of loyalty;

 o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

 o       the  unlawful   payment  of  a  dividend  or  unlawful  stock  purchase
         redemption; or any transaction from which the director derives an improper personal benefit.


         Oklahoma law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable


         There is currently no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate of incorporation, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Transfer Agent and Registrar

         The transfer agent and registrar for the common stock is UMB Bank, N.A.

American Stock Exchange Listing


         We have applied to list the common stock on the American Stock Exchange under the symbol "CLG."

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering, there has been no market for our common stock, and we cannot predict the effect, if any, that sales of our common stock or the availability of common stock for sale will have on its market price.
Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could negatively affect the market price of the common stock and impair our ability to raise capital through the sale of our equity securities in the future.


         Upon the closing of the offering, we will have an aggregate of 5,192,530 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or conversion of outstanding warrants. Of the outstanding shares, all of the 1,000,000 shares sold in this offering will be freely tradable, except that any shares held by "affiliates" of Catalog.com, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. Of the remaining 4,192,530 shares of common stock 1,683,720 will be deemed "restricted securities" as defined under Rule 144 and 2,508,810 shares are eligible for sale without restriction or further registration under Rule 144(k), unless they are held by "affiliates" of Catalog.com or subject to a "lock-up" agreement as summarized below. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

o Upon the filing of a registration statement to register for resale shares of common stock issuable upon the exercise of options granted under the 1997 and 1999 stock option plans;


o    At various times after 90 days from the date of this prospectus;

o After 180 days from the date of this prospectus (subject, in some cases to volume limitations); and

o    At various times after 180 days from the date of this prospectus.

         In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

o 1% of the then-outstanding shares of common stock (approximately 52,000 shares immediately after the offering); or


o the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to restrictions.

         In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of Catalog.com, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

         As of the date of this prospectus, options to purchase a total of 350,000 shares of common stock are outstanding, of which 96,750 are currently exercisable. We intend to file a Form S-8 registration statement under the Securities Act shortly after the date of this prospectus to register all shares of common stock issuable under the 1997 and 1999 stock option plans. Such registration statement will automatically become effective upon filing. Accordingly, shares covered by that registration statement will thereupon be eligible for sale in the public markets, unless such options are subject to vesting restrictions or the contractual restrictions described above.

                                  UNDERWRITING


         Under the terms and subject to the conditions stated in an underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase and we have agreed to sell to such underwriters, the number of shares indicated below:


         Name                                                               Number of Shares

         Institutional Equity Corporation.............................

         Capital West Securities, Inc.................................
                                                                            ----------------

               Total..................................................
                                                                            ================



         The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to other conditions described in the underwriting agreement. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.


Public Offering Price and Dealers Concession


         The underwriters, for whom Institutional Equity Corporation and Capital West Securities, Inc. are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers, who are members of the National Association of Securities Dealers, Inc., at the public offering price less a concession not in excess of $ ___ per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $ ___ per share on sales to certain other dealers. After the initial public offering, the public offering price, concessions and reallowances may change. No such change will alter the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

Over-allotment Option

         We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 150,000 additional shares of common stock from us on the same terms as set forth in this prospectus with respect to the 1,000,000 shares offered hereby. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to the conditions described in the underwriting agreement, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

'Underwriters' Compensation

     The following table shows the underwriting discounts and commissions we will pay to the underwriters in connection with this offering. We have agreed to pay the underwriters a commission of 10% of the per share offering price for shares sold to the public, and 7% of the per share offering price for shares sold to friends and family of our existing shareholders. The underwriters have allocated up to 100,000 shares to be sold by us in the offering to friends and family of our existing shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares of common stock.


                                                                                      Total
                                                                       ------------------------------------
                                                                          Without                With

                                                Per Share (1)         Over-allotment        Over-allotment


Underwriting fees paid by us
Expenses payable by us
Deemed compensation paid by us
Total
----------

(1) Based on a per share commission of 10% of the offering price with respect to 900,000 shares and 7% of the offering price with respect to 100,000 shares.


Indemnification of Underwriters

         We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.


Representatives' Warrants

         Upon completion of this offering, we will sell to the representatives, for there own accounts, warrants covering an aggregate of up to 100,000 shares of common stock exercisable at a price of _____(115% of the offering price) per share. The representatives will pay a price of $0.001 per warrant. The representatives may exercise these warrants as to all or any lesser number of the underlying shares of common stock commencing on the first anniversary of the date of this offering until the fifth anniversary of the date of this offering. The terms of these warrants require us to register the common stock for which these warrants are exercisable within one year of the date of this prospectus. These warrants are not transferable by the warrant holders other than to officers and partners of the representatives. The exercise price of these warrants and the number of shares of common stock for which these warrants are exercisable are subject to adjustment to protect the warrant holders against dilution in certain events described in the warrants.


Lock-up Agreements


         In connection with this offering, our existing officers and directors and some of our shareholders, who will own a total of 3,741,718 shares of common stock after the offering, have entered into lock-up agreement pursuant to which they have agreed not to offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Institutional Equity Corporation, which may, in its sole discretion, at any time and without notice, waive any of the terms of these lock-up agreements. Institutional Equity Corporation currently has no intention to allow any shares of the common stock to be sold or otherwise offered by Catalog.com prior to the expiration of the 180 day lock-up period, although it may decide to do so in light of the purpose for which any such shares are requested to be sold or otherwise offered, prevailing market conditions and any other factor which Institutional Equity Corporation, in its sole discretion, may deem to be relevant. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless such sale meets the conditions and restrictions of Rule 144. None of the shares sold in the offering to friends and family of our existing shareholders will be subject to lock-up agreements.

         In addition, we have agreed that for a period of 180 days after the date of this prospectus, we will not sell or offer to sell or otherwise dispose of any shares of common stock without the prior written consent of Institutional Equity Corporation, except that we may issue, and grant options to purchase, shares of common stock under our stock option plans.

Determining the Offering Price


         Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations among us and the underwriters' representatives. Among the factors considered in determining the initial public offering price were our record of operations, current financial condition, future prospects and markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. We cannot assure you that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the common stock will develop and continue after this offering.


Stabilization and other Transactions


         In connection with the offering, Institutional Equity Corporation, on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Institutional Equity Corporation, in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member. These activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the American Stock Exchange. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.


Advisory Director


         We have agreed that upon the conclusion of this offering we will appoint to our board of directors one non-voting advisory director selected by the underwriters' representatives.


                                  LEGAL MATTERS


         Phillips McFall McCaffrey McVay & Murrah, P.C., Oklahoma City, Oklahoma, which holds 23,810 shares of our common stock, will pass upon the validity of the common stock in the offering for Catalog.com. Douglas A. Branch, a shareholder and director of that firm, serves as our Secretary. Bingham Dana, LLP, New York, New York, is representing the underwriters in connection with this offering.


                                     EXPERTS

         The financial statements as of December 31, 1998 and 1999 and for each of the two years in the period ended December 31, 1999 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                    WHERE YOU CAN GET ADDITIONAL INFORMATION


         We filed with the SEC a registration statement on Form SB-2 (including the exhibits, schedules and amendments to the registration statement) under the Securities Act with respect to the shares of common stock to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to Catalog.com and the shares of common stock to be sold in the offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

         You may read and copy all or any portion of the registration statement or any other information Catalog.com files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.
Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration
statement,    are   also   available   to   you   on   the   SEC's   Web   site
(http://www.sec.gov).


         As a result of the offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will file periodic reports, proxy statements and other information with the SEC. Upon approval of the common stock for listing on the American Stock Exchange such reports, proxy and information statements and other information may also be inspected at the American Stock Exchange offices located at 86 Trinity Place, New York, New York 10006-1872. We intend to furnish our shareholders with annual reports containing audited financial statements and make available quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                      Page

Catalog.com, Inc.

Report of independent public accountants...............................................................F-1
Balance sheets as of December 31, 1999 and June 30, 2000 (unaudited)...................................F-2
Statements of operations for the years ended December 31, 1998, 1999 and six-months ended June 30, 2000 and 1999 (unaudited)...............................................F-4
Statement of 'stockholders' deficit for the years ended December 31, 1997, 1998,

     1999 and six-months ended June 30, 2000 (unaudited)...............................................F-5
Statements of cash flows for the years ended December 31, 1998, 1999 and six-months ended June 30, 2000 and 1999 (unaudited)................................................F-6
Notes to financial statements..........................................................................F-7

Network Wizards

Report of independent public accountants..............................................................F-16
Statement of operations for the period from January 1, 1998 to July 30, 1998..........................F-17
Statement of cash flows for the period from January 1, 1998 to July 30, 1998..........................F-18
Notes to financial statements.........................................................................F-19

Report of Independent Public Accountants

To the Board of Directors of
    Catalog.com, Inc.:


After the 2 for 1 split of the common and Series B preferred  stock discussed in
Note 11 to Catalog.com's financial statements is effected, we expect to be in a position to render the following audit report.


                               ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma,
    February 18, 2000



We have audited the accompanying balance sheet of Catalog.com, Inc. (formerly Ethos Communications Corp.) (an Oklahoma corporation) as of December 31, 1999, and the related statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Catalog.com, Inc. as of December 31, 1999, and the results of its operations and cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                CATALOG.COM, INC.

                                 BALANCE SHEETS


                                                                                               December 31,       June 30,

ASSETS                                                                                             1999            2000
------                                                                                           --------        ------
                                                                                                                (Unaudited)
CURRENT ASSETS:

    Cash                                                                                       $  1,650,994     $    867,513
    Accounts receivable, net of allowance for doubtful accounts of $2,437                           119,251          126,681
    Prepaids and other                                                                                5,754           21,586
                                                                                               ------------     ------------

             Total current assets                                                                 1,775,999        1,015,780
                                                                                               ------------     ------------


PROPERTY AND EQUIPMENT:

    Computer equipment                                                                              882,850        1,166,571
    Furniture and fixtures                                                                          110,381          143,845
    Capital lease equipment                                                                         319,604          319,604
    Leasehold improvements                                                                           12,102           70,938
                                                                                               ------------     ------------

                                                                                                  1,324,937        1,700,958
      Less- Accumulated depreciation                                                               (779,417)        (963,889)
                                                                                               ------------     ------------

             Net property and equipment                                                             545,520          737,069
                                                                                               ------------     ------------


OTHER ASSETS:

    Customer list, net of accumulated amortization of $234,309                                      921,312          844,597
    Software development costs, net of accumulated amortization of $239,916                         189,873          193,957
    Domain names, net of accumulated amortization of $8,274                                         126,726          109,803
    Preferred stock issuance costs, net of amortization of $20,891                                  292,459          261,069
    Deferred offering costs                                                                           -              195,812
    Other                                                                                            53,773           62,912
                                                                                               ------------     ------------

             Total other assets                                                                   1,584,143        1,668,150
                                                                                               ------------     ------------

             Total assets                                                                      $  3,905,662     $  3,420,999
                                                                                               ============     ============



                                CATALOG.COM, INC.

                                 BALANCE SHEETS



                                                                                               December 31,      June 30,
LIABILITIES AND STOCKHOLDERS' DEFICIT                                                              1999            2000
-------------------------------------                                                            --------        ------
                                                                                                               (Unaudited)

CURRENT LIABILITIES:

    Accounts payable                                                                           $    159,963     $    222,522
    Deferred revenue                                                                                318,496          375,592
    Other accrued liabilities                                                                         9,424            8,416
    Current maturities of long-term debt                                                            142,708          146,006
    Current maturities of capital lease obligations                                                  59,578           10,345
                                                                                               ------------     ------------

             Total current liabilities                                                              690,169          762,881
                                                                                               ------------     ------------


OBLIGATIONS DUE AFTER ONE YEAR:

    Long-term debt                                                                                  613,471          542,328


COMMITMENTS (Notes 4 and 5)

SERIES B PREFERRED, $.01 par value; 800,000 shares authorized, 794,198 shares issued

    and outstanding                                                                               3,573,891        3,573,891

STOCKHOLDERS' DEFICIT:

    Common stock, $.01 par value; 19 million shares authorized, 3,395,332 shares

      issued and outstanding                                                                         33,953           33,983
    Series A preferred stock, $.01 par value; 1 million shares authorized, no
      shares issued and outstanding                                                                   -                -
    Additional paid-in capital                                                                    1,056,924        1,111,894
    Retained deficit                                                                             (2,062,746)      (2,603,978)
                                                                                               ------------     ------------

             Total stockholders' deficit                                                           (971,869)      (1,458,101)
                                                                                               ------------     ------------

             Total liabilities and stockholders' deficit                                       $  3,905,662     $  3,420,999
                                                                                               ============     ============







              The accompanying notes are an integral part of these
                             financial statements.

                                CATALOG.COM, INC.

                            STATEMENTS OF OPERATIONS




                                                                                                   Six Months Ended

                                                                Year Ended December 31,             June  30,


                                                                  1998           1999            1999           2000
                                                                -------        --------        -------        ------

                                                                                                     (Unaudited)


INTERNET AND ONLINE SERVICE REVENUES                           $ 1,912,744    $  2,837,683    $ 1,283,003     $ 1,820,377


OPERATING COSTS AND EXPENSES:

    Communications and operations                                  592,834         674,864        308,889         399,505
    Sales and marketing                                            136,511         528,742        194,521         312,807
    General and administrative                                     752,562       1,980,213        714,614       1,260,186
    Depreciation and amortization                                  389,135         585,832        238,506         353,764
                                                               -----------    ------------    -----------     -----------

             Total operating costs and expenses                  1,871,042       3,769,651      1,456,530       2,326,262
                                                               -----------    ------------    -----------     -----------

             Operating income (loss)                                41,702        (931,968)      (173,527)       (505,885)
                                                               -----------    ------------    -----------     -----------


OTHER (INCOME) AND EXPENSES:

    Interest expense                                                86,441         132,179         73,520          42,532
    Interest and other income                                       (5,061)        (47,385)        (5,623)        (38,575)
                                                               -----------    ------------    -----------     -----------

             Total other expenses (income)                          81,380          84,794         67,897           3,957
                                                               -----------    ------------    -----------     -----------

NET INCOME (LOSS)                                                  (39,678)     (1,016,762)      (241,424)       (509,842)

dividends on preferred stock                                       (25,432)        (84,573)       (30,518)        (31,390)
                                                               -----------    ------------    -----------     -----------


NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS

                                                               $   (65,110)   $(1,101,335)    $  (271,942)    $  (541,232)
                                                               ===========    ===========     ===========     ===========


BASIC NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS

    PER COMMON SHARE                                           $    (0.02)    $      (0.37)   $    (0.10)     $    (0.16)
                                                               ==========     ============    ==========      ==========


DILUTED NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS

    PER COMMON SHARE                                           $    (0.02)    $      (0.37)   $    (0.10)     $    (0.16)
                                                               ==========     ============    ==========      ==========


BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
                                                                 3,424,974       2,970,890      2,637,134       3,395,777
                                                               ===========    ============    ===========     ===========

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
                                                                 3,424,974       2,970,890      2,637,134       3,395,777
                                                               ===========    ============    ===========     ===========





                    The accompanying notes are an integral part of these financial statements.


                                CATALOG.COM, INC.


                       STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                       Series A                                 Additional                Total
                                                    Preferred Stock              Common Stock    Paid-in    Retained   Stockholders'
                                      ---------------------------- -------------------------



                                      Shares        Amount         Shares       Amount         Capital         Deficit      Deficit
                                    ---------    ----------     ----------   ----------     -----------     -----------    ---------

BALANCE, DECEMBER 31, 1997               -         $    -        4,108,810      $   41,088    $  477,204    $(524,301)    $  (6,009)

    Exchange of common stock
    for redeemable
      convertible Series
    A preferred stock                 675,255        433,085     (1,600,000)      (16,000)     (452,000)    (372,000)      (406,915)
    Dividend on Series A
    preferred stock                     -              -              -             -             -          (25,432)       (25,432)
    Net loss                            -              -              -             -             -          (39,678)       (39,678)
                                     ----------     ----------    -----------    ----------    ----------   ----------   ----------

BALANCE, DECEMBER 31, 1998             675,255        433,085      2,508,810        25,088        25,204     (961,411)     (478,034)

    Common stock issued                 -              -            259,500         2,595       604,905        -            607,500
    Dividends on Series A
    preferred stock                     -              -              -             -             -          (63,682)       (63,682)
    Redemption of Series A
    preferred stock                   (675,255)      (433,085)       627,022         6,270       426,815        -                 -
    Dividend on Series B
    preferred stock                     -              -              -             -             -          (20,891)       (20,891)
    Net loss                            -              -              -             -             -       (1,016,762)    (1,016,762)
                                       --------     ----------    -----------    ----------  ------------    -----------------------

BALANCE, DECEMBER 31, 1999              -              -          3,395,332        33,953    1,056,924    (2,062,746)      (971,869)


    Common stock issued (unaudited)     -              -              3,000            30         2,970        -               3,000
    Warrants issued (unaudited)         -              -              -             -            52,000        -              52,000

    Dividend on Series B preferred
stock (unaudited)

                                        -              -              -             -             -        (31,390)        (31,390)
    Net loss (unaudited)                -              -              -             -             -       (509,842)       (509,842)
                                    ----------     ----------    -----------    ----------  -------------------------    ----------
BALANCE, JUNE 30,
2000 (unaudited)                       -         $    -          3,398,332    $   33,983  $  1,111,894  $(2,603,978)    $(1,458,101)
                                   =========     ==========    ===========    ==========  =======================     =============



                    The accompanying notes are an integral part of these financial statements.

                                CATALOG.COM, INC.

                            STATEMENTS OF CASH FLOWS



                                                                                                   Six Months Ended
                                                              Year Ended December 31,                June 30,


                                                                1998            1999             1999            2000
                                                              --------        --------         --------        ------
                                                                                                     (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

    Net income (loss)                                       $    (39,678)    $ (1,016,762)   $   (241,424)    $   (509,842)
    Adjustments to reconcile net income (loss) to net

      cash provided by (used in) operations-

        Depreciation and amortization                            389,135          585,832         238,506          353,764
        Non-cash compensation - warrants                           -                -               -               52,000
        Changes in current assets and liabilities-
           Increase in accounts receivable                       (14,879)         (76,447)        (47,226)          (7,430)
           (Increase) decrease in prepaids and other              (1,337)           2,500         (30,650)         (15,832)
           Increase in accounts payable                           38,249           70,400         155,562           62,221
           Increase (decrease) in deferred revenue                77,194           46,785          38,860           57,096
           Increase (decrease) in other accrued                      222            4,030            (345)            (669)
                                                            ------------     ------------    ------------     ------------

liabilities

               Net cash provided by (used in) operating

                activities                                       448,906         (383,662)        113,283           (8,692)
                                                            ------------     ------------    ------------     ------------


CASH FLOWS FROM INVESTING ACTIVITIES:

    Purchase of property and equipment                           (52,290)        (515,139)       (321,892)        (376,020)
    Acquisition of web hosting assets                         (1,180,000)           -               -                -
    Acquisition of domain names                                  (10,000)        (125,000)          -                -
    Non-compete agreement                                        (10,000)           -               -                -
    Trademark registration                                         -               (6,751)          -                 (888)
    Software development costs                                  (166,917)        (107,436)        (48,960)         (73,889)
    Other non-current assets                                       -              (14,010)          -              (14,100)
                                                            ------------     ------------    ------------     ------------

              Net cash used in investing activities           (1,419,207)        (768,336)       (370,852)        (464,897)
                                                            ------------     ------------    ------------     ------------


CASH FLOWS FROM FINANCING ACTIVITIES:

    Proceeds from issuance of short-term debt                          -        1,400,000               -                -
    Repayment of note payable - shareholder                       (9,195)         (40,583)        (40,583)               -
    Repayment of long-term debt                                  (90,332)        (568,351)        (72,000)         (67,848)
    Proceeds from issuance of long-term debt                   1,274,062           44,964               -                -
    Payments of capital lease obligations                       (113,474)        (108,357)        (52,170)         (49,232)
    Proceeds from issuance of common stock                         -              607,500         607,500            3,000
    Proceeds from issuance of preferred stock                      -            1,860,541           -                -
    Deferred offering costs                                        -                -             (43,941)        (195,812)
    Redemption of Series A preferred stock                         -             (467,952)          -                -
    Series A preferred stock dividends                             -              (28,077)          -                -
                                                            ------------     ------------    ------------     --------


             Net cash provided by (used in) financing

               activities                                      1,061,061        2,699,685         398,806         (309,892)
                                                            ------------     ------------    ------------     ------------

NET INCREASE (DECREASE) IN CASH                                   90,760        1,547,687         141,237         (783,481)

CASH, beginning of period                                         12,547          103,307         103,307        1,650,994
                                                            ------------     ------------    ------------     ------------

CASH, end of period                                         $    103,307     $  1,650,994    $    244,544     $    867,513
                                                            ============     ============    ============     ============


SUPPLEMENTAL CASH FLOW INFORMATION:

    Interest paid                                           $     81,646     $    132,041    $     73,721     $     42,871
    Income taxes paid                                       $      -         $      -        $      -         $      -


NON-CASH FINANCING ACTIVITIES:

    Series A preferred stock dividend                       $     25,432     $     35,605    $     30,518     $      -
    Series B preferred stock dividend                       $      -         $     20,891    $      -         $     31,390
    Conversion of short-term debt to Series B preferred
      stock                                                 $      -         $  1,400,000    $      -         $      -


                         The  accompanying  notes are an integral  part of these
financial statements.

                                      F-6

                                CATALOG.COM, INC.

                          NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION:
   -------------

Catalog.com, Inc. (the "Company"), formerly Ethos Communications Corp., based in Oklahoma City, Oklahoma, was incorporated in Oklahoma on February 28, 1996, and provides Internet services including an online catalog search engine (Catalog.com), Internet access, web hosting and Internet application development. The Company conducts its business within one industry segment with web hosting customers in all 50 states and 50 foreign countries. Internet access services are provided in the Dallas/Ft. Worth, Texas, Oklahoma City and Tulsa, Oklahoma markets.

The Company is the successor to the operations of Washita Communications, LLC ("Washita"). Washita was owned by the current majority stockholders of Catalog.com. Effective February 29, 1996, the assets and liabilities of Washita and $468,000 from BancFirst Investment Corporation, were exchanged for common stock in the Company. On July 31, 1998, the Company purchased certain fixed assets, accounts receivable, web hosting assets and electronic commerce assets from a sole proprietor for $1.2 million ("Network Wizards Assets"). Included in these assets were the rights to the domain name "Catalog.com." Upon completion of this purchase, the Company began doing business as Catalog.com. Effective April 14, 1999, the Company changed its name to Catalog.com, Inc.


The Company's future success is dependent on continued growth in the use of the Internet and on its ability to retain existing customers while continuing to attract new customers. The market for Internet services is characterized by rapidly changing technology, standards, services and products. The Company's success will depend, in part, on its ability to market its services effectively, retain its customer base, and to continue to develop its technical infrastructure and solutions.

All per share amounts for the Company's common stock and Series B preferred stock have been retroactively adjusted to reflect the Company's stock split, discussed in Note 11.


2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES:
   ---------------------------------------------------------

Interim Financial Statements


The interim financial statements as of June 30, 2000, and for the six-month periods ended June 30, 1999 and 2000, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included.


Property and Equipment


Property and equipment are recorded at cost. Major additions and improvements are capitalized at cost, while maintenance and repairs which do not extend the useful lives of the respective assets are expensed. When assets are sold or retired, cost and accumulated depreciation are removed from the respective accounts. Any gains or losses resulting from disposal are included in other income. Depreciation is provided over the assets' estimated useful lives using the straight-line method of depreciation. The estimated useful lives of assets are as follows:


                                                                          Years

                   Computer equipment                                        3
                   Furniture and fixtures                                    5
                   Leasehold improvements                                   5-6

Depreciation of property and equipment was approximately $229,500 and $284,000 for the years ended December 31, 1998 and 1999, respectively.

Software Development Costs


         The Company's online service is comprised of various features which contribute to the overall functionality of the Catalog.com website. The Company capitalizes costs incurred in the development of software used in the sale of its services. Capitalized costs include direct labor and related overhead for software produced by the Company and the cost of software purchased from third parties. Research and development costs are expensed as incurred until technological feasibility of the software has been established. Once technological feasibility has been established, such costs are capitalized until the software is available for its intended use. Software development costs are amortized using the straight-line method over a maximum of three years or the expected life of the product, whichever is less. Accumulated amortization of $239,916 is deducted from software development costs on the accompanying balance sheet at December 31, 1999. Amortization expense relating to software development costs totaled approximately $85,000 and $119,000 during 1998 and 1999, respectively.

Effective January 1, 1998, the Company adopted Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company's adoption of SOP 98-1 did not have a material effect on the Company's capitalization policy, operations or financial position.


Customer List

         Customer list capitalized cost relates to the portion of the total purchase price of the Network Wizards Assets purchased in 1998 allocated to the customer base acquired in the acquisition. Customer list is being amortized on a straight-line basis over a 7-year period. Amortization expense of the customer list during 1998 and 1999 totaled approximately $69,200 and $165,100, respectively.

Domain Names

Domain names capitalized cost consist of the purchase price paid by the Company to acquire rights to domain names such as "catalog.net," "mycatalog.com" and "catalog.com." Domain names are amortized on a straight-line basis over a 7-year period. Amortization expense for domain names during 1998 and 1999 totaled approximately $600 and $7,700, respectively.

Other Assets


Other assets consist primarily of trademark rights, deferred charges, and deposits. The trademark rights are net of accumulated amortization of $2,126, and are being amortized over 15 years. Deferred charges relate to costs incurred in connection with the Company's borrowing under the United States Small Business Administration loan. These costs are being amortized over the life of the loan and are shown net of accumulated amortization of $5,244 in the accompanying balance sheet. Deposits represent security deposits on the Company's leased facilities.


Revenue Recognition

Internet access and web hosting services, subscription and usage fees are earned over the period services are provided which is generally one month to one year. Service fees are billed in advance and are recognized over the period the service is provided. Billings in advance of revenues being earned are recorded as deferred revenue in the accompanying balance sheets.

No one customer accounted for 10% or more of net revenues during 1998 or 1999.

Advertising Costs

         Advertising costs are charged to operations when incurred. Advertising expense during 1998 and 1999 totaled approximately $12,800 and $335,000, respectively.

Income Taxes

Deferred income taxes are provided to reflect the future tax consequences of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred income tax assets and liabilities are computed using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent depending on the period in which the temporary differences are expected to be used. A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Fair Value of Financial Instruments


         The Company's financial instruments consist primarily of cash, trade receivables, trade payables, capital lease obligations and bank debt. The carrying value of cash, trade receivables and trade payables are considered to be representative of their respective fair values, due to the short maturity of these instruments. The fair value of capital lease obligations and bank debt approximates its carrying value based on the borrowing rates currently available to the Company for leases and bank loans with similar terms and maturities.


Concentration and Credit Risk


Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. Concentration of credit risk with respect to trade receivables is limited as the outstanding total represents a large number of customers with individually small balances. The Company does not require collateral or other security against trade receivable balances; however, it does maintain reserves for potential credit losses and such losses have been within management's expectations.


Loss Per Common Share


The Company computes basic and diluted loss per common share in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share." SFAS 128 requires the Company to report both basic loss per share, which is based on the weighted average number of common shares outstanding, and diluted loss per share, which is based on the weighted average number of common shares outstanding and all potentially dilutive common stock equivalents outstanding. Diluted loss per common share has been omitted because the impact of stock options, warrants and convertible preferred stock on the Company's loss per common share is anti-dilutive.


Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Comprehensive Loss

     In 1998, the Company adopted SFAS No. 130 "Reporting Comprehensive Income." Net loss for the periods ended December 31, 1998 and 1999, are the same as comprehensive loss defined pursuant to SFAS No. 130.

Business Segments

         The Company operates in one business segment pursuant to Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information."

Recently Issued Accounting Pronouncements


         In December 1999, the U.S. Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB101), which clarifies the SEC's views on revenue recognition. The Company believes its existing revenue recognition policies and procedures are in compliance with SAB101 and therefore, SAB101's adoption will have no material impact on the Company's financial condition, results of operations or cash flows.


3. LONG-TERM DEBT:
   ---------------


The Company's long-term debt at December 31, 1999, consists of the following:


          Line of credit agreement (a)                               $     -
          Promissory note with a stockholder (b)                           -
          SBA loan with a bank (c)                                     714,497
          Term loan with a bank (d)                                        -
          Note payable (e)                                              41,682
                                                                    -----------

                  Total long-term debt                                 756,179

                  Less- Current maturities                            (142,708)
                                                                    -----------

                  Long-term debt                                   $   613,471
                                                                    ===========

(a) In October 1996, the Company entered into a revolving line of credit agreement with a bank which is an affiliate of a stockholder of the Company. Under the revolving line of credit, the Company could borrow up to $100,000. Borrowings bear interest at a rate of 2% over the prime rate of larger commercial banks. The outstanding principal plus all accrued interest as of April 30, 1997, was due in 24 monthly payments beginning May 30, 1997, and continuing on the 30th day of each month until maturity on April 30, 1999. Borrowings under this agreement were secured by all furniture, fixtures, equipment, software, inventory and accounts of the Company. During 1999, the outstanding balance was paid in full and the line expired.


(b) In February 1996, the Company borrowed $64,000 under an unsecured promissory note, bearing no interest, with a stockholder of the Company. The bank, its affiliate, and the Company share a common director. Principal payments of $3,556 were due monthly with the remaining balance due at maturity on December 1, 1997. On December 1, 1997, the note was amended to provide for 10% interest until paid in full with no stated maturity date or mandatory principal payments. During 1999, the outstanding balance was paid in full as a condition of the redemption of the Series A Preferred Stock issued to the bank's affiliate in 1998 (see
       Note 7).


     (c) On July 31, 1998, the Company borrowed $1,000,000 under a United States Small Business Administration loan through a bank which is an affiliate of a stockholder of the Company. The note bears interest at a rate equal to Wall Street Journal prime plus 2.5% adjusted quarterly (10.75% at December 31, 1999). Principal and interest payments of $17,123 are due monthly until maturity on July 31, 2005. The note is secured by all assets of the Company and a personal guarantee of the Chief Executive Officer of the Company. During December 1999, the Company made an additional principal payment of $132,733 on the outstanding balance.

(d) On July 28, 1998, the Company borrowed $300,000 under a note payable to a bank which is an affiliate of a stockholder. The note bears interest at a 10% fixed rate with interest payments due monthly. Four principal payments of $60,000 were due annually beginning July 28, 1999, with a fixed principal and interest payment of $60,500 due at maturity on July 28, 2003. The note is secured by a personal guarantee of the Chief Executive Officer of the Company. During 1999, the outstanding balance was paid in full.

(e) In August 1999, the Company borrowed $44,965 under two unsecured notes payable with a finance company. The notes bear interest at a 10.26% fixed rate with interest and principal payments of $953 due monthly until maturity on July 31, 2004.


On July 23, 1999, the Company borrowed $1,400,000 under a bridge loan agreement with eight individuals (the "Bridge Loans"). The Bridge Loans bore interest at a fixed rate of 7.0% with interest payments due on the last day of the year. A director of the Company held $150,000 of these Bridge Loans. All principal, plus any accrued interest, was due on the earlier of a Qualified Private Placement or July 23, 2000. The Bridge Loans were convertible to preferred stock at a price per preferred share equal to $4.50, as adjusted for the stock split, upon the closing of any qualified private placement offering provided that the Company was in compliance with the terms of the loan agreement. Proceeds from the Bridge Loans were used to fund the required cash component of the Series A preferred stock redemption, pay all Mandatory and Accrued Dividends and pay off the $300,000 of outstanding indebtedness and accrued interest under the Company's term loan described in (d). On August 25, 1999, the Bridge Notes were converted into 311,114 shares of Series B preferred stock.


The annual maturities of long-term debt at December 31, 1999, are as follows:

               2000                                             $   142,708
               2001                                                 158,787
               2002                                                 176,679
               2003                                                 196,587
               2004 and thereafter                                   81,418
                                                                  -----------

               Total                                             $   756,179
                                                                  ===========

4. CAPITAL LEASE OBLIGATIONS:
   --------------------------

         The Company leases computer equipment under three capital leases each expiring in 2000. The assets and liabilities under these capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are depreciated over the lower of their related lease terms or their estimated useful lives.

         Minimum future lease payments under capital leases as of December 31, 1999, are:

               2000                                                $    60,871

               Less- Amount representing interest                       (1,293)
                                                                    -----------

               Present value of net minimum lease payment           $    59,578
                                                                    ===========


         Interest rates on capitalized leases vary from 7.05% to 7.31% and are imputed based on the lower of the Company's incremental borrowing rate at the inception of each lease or the lessor's implicit rate of return.


5. COMMITMENTS:
   ------------

The Company has operating leases on facilities and certain equipment. At December 31, 1999, lease rental commitments under noncancelable leases with original terms in excess of one year are as follows:

               2000                                               $    246,308
               2001                                                    214,182
               2002                                                    188,429
               2003                                                    182,029
               2004                                                    143,883
               2005 and thereafter                                      27,020
                                                                  ------------

               Total                                              $  1,001,851
                                                                  ============

6. INCOME TAXES:
   -------------

The differences between the provision for income taxes at the expected Federal statutory rates and the provision for income taxes recorded in the statements of operations are summarized as follows:

                                                      Year Ended December 31,

                                                        1998            1999
                                                      -------        ------

        Federal income tax provision (benefit)
        at statutory  rates                        $   (13,490)    $  (345,699)


        State income taxes, net of Federal
        income tax benefit                              (1,591)        (40,670)
        Nondeductible expenses                           3,142           2,366
        Tax exempt interest                              -             (15,831)
        Change in valuation alLowance                   11,939         399,834
                                                   -----------     -----------

                  Provision for income taxes        $     -         $     -
                                                       ===========     =======


The significant components of the Company's deferred tax assets and liabilities as of December 31, 1999, are as follows:


   Deferred tax assets:
      Deferred revenue                                         $   121,028
      Depreciation                                                  55,912
      Amortization of intangibles                                   44,852
      Net operating losses                                         332,263
      Other                                                          3,766
                                                               -----------

                  Gross deferred tax assets                        557,821
                                                               -----------

   Deferred tax liabilities:
      Other                                                            261
                                                               -----------

        Less- Valuation allowance                                 (557,560)
                                                               -----------

                  Total deferred tax assets                    $     -
                                                               =======

A valuation allowance has been established due to the uncertainty of realizing certain loss carryforwards and other deferred tax assets. The establishment of the valuation allowance has not resulted in a current or deferred income tax provision or benefit. The valuation allowance was established in 1996 and increased in 1998 and 1999 because of temporary differences that increased the recorded deferred tax assets.

For income tax purposes, the Company has net operating loss carryforwards of approximately $874,000 which begin to expire in year 2013.


7. STOCKHOLDERS' DEFICIT AND PREFERRED STOCK:
   ------------------------------------------

Upon its incorporation, the Company was authorized to issue up to 40,000 shares of common stock and 10,000 shares of preferred stock, both classes with a par value of $1.00. On May 22, 1997, the Company's Board of Directors increased the total authorized number of shares to 20 million shares consisting of 19 million shares of common stock and 1 million shares of preferred stock. In addition, the par value on both classes of stock was changed to $.01 per share.

On May 28, 1997, the Company effected a 200 for 1 stock split of the Company's $.01 par value common stock. As a result of the split, 3,980,000 additional shares were issued, and additional paid-in capital was reduced by $20,000, offset by an increase in common stock at par.

On July 23, 1998, the Board of Directors designated 675,255 shares of the Company's $.01 par value preferred stock as Series A Redeemable Convertible Preferred Stock ("Series A Preferred"). Cumulative dividends on the Series A Preferred were to be declared annually and paid out of funds legally available at the rate per annum of $.0208 per share ("Mandatory Dividends". In addition, the holders of Series A Preferred Stock were to be entitled to receive, out of funds legally available, annual dividends at the rate per annum of $.0208 per share, when, as and if declared by the Board of Directors (the "Elective Dividend"). Unpaid Mandatory and Elective Dividends were to accrue from day to day, whether or not earned or declared, and were to be cumulative.


The Holder of the Series A Preferred Stock had the right at its option at any time prior to the issuance by the Company of a redemption notice or an initial public offering ("IPO") notice to convert all, but not less than all, of such shares of Series A Preferred into an equal number of fully paid and nonassessable shares of common stock.

The Company had the right at any time to redeem all, but not less than all, of the issued and outstanding shares of Series A Preferred Stock by paying $467,952 cash ($.693 per share) plus all unpaid dividends, whether or not declared, computed to such redemption date and issuing to the holders of Series A
Preferred a certain number of shares of common stock. The number of common shares required to be issued upon redemption by the Company was as follows:

                                                                     Number of

                    Redemption Date                               Common Shares

                    On or before July 31, 1999                        627,022
                    August 1, 1999 through July 31, 2000              835,966
                    August 1, 2000 through July 31, 2001            1,074,870
                    After July 31, 2001                             1,350,510


On July 28, 1998, the Company entered into a Share Exchange Agreement with a stockholder whereby the Company exchanged 675,255 shares of Series A Preferred for 1,600,000 shares of common stock held by the stockholder. The stockholder is an affiliate of the Company's bank lender. As a result of the exchange, the Series A Preferred was valued at $1.24 per share with the cash redemption feature of $406,915. During 1998 and 1999, the Company recorded dividends of $25,432 and $35,605, respectively, associated with the cash redemption feature of the Series A preferred stock.


On April 2, 1999, the Company issued 252,000 shares of common stock, $.01 par value for $630,000.


On April 12, 1999, the Company's Board of Directors increased the total authorized number of shares of the Company to 21 million shares consisting of 19 million shares of common stock and 2 million shares of preferred stock.

On July 28, 1999, the Company redeemed and cancelled all outstanding shares of the Series A Preferred at a total redemption price of $467,952 in cash plus the issuance of 627,022 shares of common stock as provided for by the preferred stock redemption features. The 627,022 shares of common stock were recorded at $433,085, the carrying value of the preferred stock at the date of redemption. In addition, the Company declared and paid cash dividends totaling $28,077 and as part of the redemption, the Company repaid the $300,000 loan from the bank affiliated with the Series A Preferred stockholder.

On August 25, 1999, the Board of Directors designated 800,000 shares of the Company's $.01 par value preferred stock as Series B Convertible Preferred Stock ("Series B Preferred"). Dividends upon the Series B Preferred Stock shall be paid out of funds legally available annually beginning on August 1, 2001, at the rate per annum of $.27 per share ("Mandatory Dividend" and collectively the "Mandatory Dividends"). In addition, commencing on August 1, 2001, the holders of Series B Preferred shall be entitled to receive, out of funds legally available additional annual dividends at the rate per annum of $.27 per share, when, as and if declared by the Board of Directors. All dividends accrue from day to day, whether or not earned or declared and are cumulative from August 1, 2001.


The holders of the Series B Preferred have the right, at their option at any time, to convert any such shares of Series B Preferred into such number of shares of common stock as is obtained by multiplying the number of shares of Series B Preferred so to be converted by the conversion price of $4.50 per share, as adjusted for the 2 for 1 stock split. On July 31, 2004, the Company must redeem any outstanding shares of the Series B Preferred at a redemption price of $4.50 per share.

On August 25, 1999, the Company entered into a Share Exchange Agreement with the bridge loan holders whereby the Company converted the $1.4 million of bridge loans into 311,114 shares of Series B Preferred Stock. During 1999, the Company also issued 483,084 shares of Series B Preferred for $1,860,541, net of issuance costs of $313,350. The Series B Preferred are recorded at their redemption value with the issuance cost reflected in other assets on the accompanying December 31, 1999 balance sheet. The preferred stock issuance costs are being amortized over a 5-year period as a preferred stock dividend.


As of December 31, 1999, the Company had outstanding warrants to purchase 25,000 and 112,752 shares of the Company's common stock and Series B preferred stock, respectively, each at a price of $4.50 per share. These warrants were issued at various dates from August through October of 1999, are exercisable upon issuance and expire at various dates through 2006.


8. PURCHASE OF WEB HOSTING ASSETS:
   -------------------------------


On July 31, 1998, the Company acquired substantially all of the assets of a web hosting business operated by a sole proprietor for $1.2 million ("Lottor Assets"). The acquisition was accounted for using the purchase method, with the purchase price allocated to assets and liabilities acquired based on their respective fair values at the date of acquisition and, accordingly, the accompanying statements of operations do not include any revenues or expenses related to the acquisition prior to the acquisition date. Of the total purchase price, approximately $10,000 was allocated to non-compete agreement, approximately $10,000 was allocated to domain name, and the remainder was allocated to customer list. Following are the Company's unaudited pro forma results for 1998 assuming the acquisition occurred on January 1, 1998 (in thousands):


      Pro forma:
        Net revenues                                               $     2,206
        Net loss                                                   $      (221)
        Net loss applicable to common stockholders                 $      (246)
        Basic net loss applicable to common
        stockholders per common
          share                                                    $     (.07)

These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of the results of operations, which would have actually resulted had the purchase occurred on the date indicated, or which may result in the future.

9. EMPLOYEE BENEFIT PLAN:
   ----------------------


Effective January 1, 1998, the Company adopted a 401(k) Profit Sharing Plan and Trust (the "401(k) Plan"). Contributions to the 401(k) Plan are made at the discretion of the Company. Any contributions are allocated to the participants' individual accounts based on the ratio of the participant's compensation to total participant compensation. Employees become eligible for participation in the 401(k) Plan upon employment with the Company and attaining the age of 21. Employees can make contributions to the 401(k) Plan up to 12% of their compensation. Upon a discretionary contribution by the Company, participants will vest in the Company contribution at a rate of 20% for each full year of continuous service beginning in year two of employment. Amounts forfeited are allocated annually to the remaining participants in the same manner as the Company's contribution. During 1998 and 1999, the Company made no discretionary contributions to the 401(k) Plan.


10. STOCK BASED COMPENSATION:
    -------------------------


On May 22, 1997, the Company's Board of Directors approved The Ethos Communication Corp., subsequently renamed Catalog.com, 1997 Stock Option Plan (the "1997 Plan") and set aside 200,000 shares of common stock to be reserved for issuance under the plan.

The Company accounts for this plan under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, the Company's net income and loss per common share would have been reduced to the following pro forma amounts (in thousands of dollars):


                                                        1998             1999
                                                      --------         ------
      Net loss applicable to common stockholders:

         As reported                              $   (65,110)    $  (1,101,335)
                                                    ===========     ============

         Pro forma                                $  (105,135)    $  (1,524,973)
                                                    ===========     ============

      Basic net loss applicable to common
      stockholders per common share:

         As reported                              $    (0.02)     $       (0.37)
                                                   ==========      =============

         Pro forma                               $    (0.03)     $       (0.51)
                                                   ==========      =============

Diluted net loss per common share has been omitted because the impact of common stock equivalents is anti-dilutive.

On June 4, 1997, 132,000 options were granted with an exercise price of $1.00 per share. The exercise price was based upon the fair market value of a share of common stock at the date the option is granted. The options vest 25% per year beginning on the first anniversary of the date the options were granted such that options are fully vested four years from the date of the grant. Participants may exercise 100% of vested options in any given year. Each option may be exercised during a period of ten years from the date of the grant of the option.

In March 1999, 7,500 vested stock options were exercised at $1.00 per share by an employee of the Company. In April and June 1999, an additional 29,000 and 61,500 stock options, respectively, were granted under the 1997 plan with a $2.50 per share exercise price. Of the stock options granted under the 1997 plan, 3,000 and 25,500 were subsequently forfeited in 1998 and 1999, respectively. No compensation expense was recognized for the grants.


Effective October 1, 1999, the Company's Board of Directors approved the Catalog.com 1999 Stock Option Plan (the "1999 Plan") and set aside 340,000 shares of common stock to be reserved for issuance under the plan.


In October 1999, 255,000 stock options were granted under the 1999 Plan with a $4.50 per share exercise price and 40,000 with a $4.95 per share exercise price. None of these options have been exercised or forfeited as of December 31, 1999, and no compensation expense was recognized for the grants. The options vest 25% per year beginning on the first anniversary of the date the options were granted such that options are fully vested four years from the date of the grant.

11. SUBSEQUENT EVENT:
    -----------------


The Company is in the process of filing a form SB-2 registration statement to issue 1,000,000 shares of common stock to the public. Upon the registration becoming effective, a 2-for-1 stock split of both the common stock and the Series B Preferred stock will occur and the Series B Preferred will be converted to 794,198 shares of common stock. Per-share and share amounts relating to both common stock and Series B Preferred stock in the accompanying financial statements have been adjusted for the split. Offering costs incurred in connection with the offering are recorded as deferred offering costs on the accompanying unaudited June 30, 2000, balance sheet until the offering is completed. Upon completion of the offering, the deferred offering costs will be netted against the proceeds received from the offering, within the stockholders' deficit section of the balance sheet. If the offering is unsuccessful, the deferred offering costs will be expensed.

Report of Independent Public Accountants

To Network Wizards:


We have audited the accompanying statements of operations and cash flows of Network Wizards ("Network Wizards") a sole proprietorship for the period from January 1, 1998, through July 30, 1998. These financial statements are the responsibility of Network Wizards' management. Our responsibility is to express an opinion on these statements based on our audit.


We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the operations and cash flows of Network Wizards for the period from January 1, 1998, through July 30, 1998, in conformity with accounting principles generally accepted in the United States.

Oklahoma City, Oklahoma,
    May 22, 2000

                                 NETWORK WIZARDS

                             STATEMENT OF OPERATIONS
           FOR THE PERIOD FROM JANUARY 1, 1998, THROUGH JULY 30, 1998





REVENUES                                                  $   304,873

OPERATING COSTS AND EXPENSES:
    Communications and operations                              27,662
    General and administrative                                318,299
    Depreciation                                               17,859
                                                           -----------

             Total operating costs and expenses               363,820
                                                            ---------

NET LOSS                                                  $   (58,947)
                                                           ===========





































                     The accompanying notes are an integral part of this financial statement.

                                 NETWORK WIZARDS

                             STATEMENT OF CASH FLOWS
           FOR THE PERIOD FROM JANUARY 1, 1998, THROUGH JULY 30, 1998




CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                                         $     (58,947)
    Adjustments to reconcile net loss to net cash used in operations-
      Depreciation                                                                                          17,859
      Changes in current assets and liabilities-
        Increase in accounts receivable                                                                        (209)
        Increase in accounts payable                                                                        25,858
        Increase in deferred revenue                                                                           630
                                                                                                     -------------

               Net cash used in operating activities                                                       (14,809)
                                                                                                     -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                                                                      (4,046)
                                                                                                     -------------

CASH FLOWS FROM FINANCING ACTIVITIES                                                                         -
                                                                                                     ---------

NET DECREASE IN CASH                                                                                        (18,855)

CASH, beginning of period                                                                                   27,611
                                                                                                     -------------

CASH, end of period                                                                                  $       8,756
                                                                                                     =============







                     The accompanying notes are an integral part of this financial statement.

                                 NETWORK WIZARDS

                    NOTES TO THE FINANCIAL STATEMENTS FOR THE
               PERIOD FROM JANUARY 1, 1998, THROUGH JULY 30, 1998



1. BASIS OF PRESENTATION:
   ----------------------

Mark Lotter, an individual doing business as "Network Wizards," is a sole proprietor that began operations in Menlo Park California in 1994. Network Wizards (the "Company") primarily provides web site hosting, consultation services and some custom construction of hardware components.


The Company's web hosting customers are located primarily throughout the United States and Japan. On July 31, 1998, all web hosting assets, including the rights to the Catalog.com domain name and the customer list of the Company, were sold to Ethos Communications Corp. for $1,200,000. Revenues associated with the web hosting assets totaled approximately $294,000 for the period of January 1, 1998, through July 30, 1998.


2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES:
   ---------------------------------------------------------

Property and Equipment


Property and equipment are recorded at cost. Major additions and improvements are capitalized at cost, while maintenance and repairs which do not extend the useful lives of the respective assets are expensed. When assets are sold or retired, cost and accumulated depreciation are removed from the respective accounts. Any gains or losses resulting from disposal are included in other income. Depreciation is provided over the assets' estimated useful lives using the straight-line method of depreciation. The estimated useful lives of assets are as follows:


                                                                        Years

                   Computer equipment                                    3
                   Furniture and fixtures                                3

Revenue Recognition

Internet access and web hosting services encompass subscription and usage fees earned over the period services are provided which is generally one month to one year. Service fees are billed in advance and are recognized over the period the service is provided. Billings in advance of revenues being earned are deferred and recognized as revenue when earned.

For the period ended July 30, 1998, one customer accounted for approximately 35 percent of revenues.

Fair Value of Financial Instruments


The Company's financial instruments consist primarily of cash, trade receivables and trade payables. The carrying value of cash, trade receivables and trade payables are considered to be representative of their respective fair values, due to the short maturity of these instruments.


Concentration and Credit Risk


Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. Concentration of credit risk with respect to trade receivables is limited as the outstanding total represents a large number of customers with individually small balances. The Company does not require collateral or other security against trade receivable balances; however, it does maintain reserves for potential credit losses and such losses have been within management's expectations.


Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires Network Wizards to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Business Segments

The Company operates in one business segment pursuant to Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information."

Income Taxes

No provision for income taxes is provided in the accompanying financial statements as income taxes, if any, are payable by the individual taxpayer under the Internal Revenue Code.

3. ALLOCATED COSTS:
   ----------------


Included in general and administrative expenses for the period ended July 30, 1998, is approximately $13,000 of costs associated with the use of the proprietor's home for conducting business. Also included in the allocated amount is depreciation for the home, home mortgage interest, real estate taxes and indirect utilities. Costs are allocated based upon the percentage of the home utilized in the conduct of business (35.41% during the period ended July 30, 1998).


4. PROPRIETOR COMPENSATION:
   ------------------------

The accompanying statement of operations for the period ended July 30, 1998, includes approximately $217,000 of compensation to the sole proprietor which is included in general and administrative expense.

                                CATALOG.COM, INC.

                                1,000,000 Shares

                                       of

                                  Common Stock

                           ---------------------------

                                   PROSPECTUS

                           ---------------------------


















                        Institutional Equity Corporation

                                 1-877-467-7891

                          Capital West Securities, Inc.

                                 1-877-664-6644

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution


         The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by Catalog.com in connection with the sale of the common stock being registered. All of the amounts shown are estimates, except the registration fee, and assume exercise of the underwriters' over-allotment option.


                          SEC registration fee ........................$   4,008
                          NASD filing fees.............................    1,880
                          American Stock Exchange listing fee..........   20,000
                          Printing and engraving expenses..............   75,000
                          Legal fees...................................  100,000
                          Accounting fees and expenses.................   75,000
                          Blue Sky fees and expenses...................   10,000
                          Transfer Agent and Registrar fee.............    6,000
                          Miscellaneous expenses.......................   58,112
                                                                       ---------
                          TOTAL EXPENSES..............................$  350,000
                                                                      ==========

Item 14. Indemnification of Officers and Directors

         The General Corporation Act of the State of Oklahoma grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.


         The Oklahoma statute also grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believe to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         The Oklahoma statute provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the statute, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually incurred by him in connection therewith.

         Article VII of the Registrant's bylaws provides that the Registrant shall indemnify to the full extent permitted under the General Corporation Act of the State of Oklahoma any director, officer, employee, or agent of the Registrant.

         Article IX of the Registrant's certificate of incorporation exculpates the directors of the Registrant from and against certain liabilities. Article IX provides that a director of the Registrant shall have no personal liability to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for acts or omissions specified in Section 1053 of the General Corporation Act of the State of Oklahoma regarding the unlawful payment of dividends and the unlawful purchase or redemption of the Registrant's stock, and
(d) for any transaction from which the director derived an improper personal benefit.


         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate of incorporation. Catalog.com is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities


     During the last three years we have issued unregistered securities to a limited number of persons, as described below (all of which have been adjusted to reflect the 2-for-1 split for all common stock approved by the board of directors on May 17, 2000). None of these transactions involved any underwriters, underwriting discounts or any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. As described in more detail, below, all recipients had adequate access, through their relationships with us, to information about us:

     (1) Since inception through July 15, 2000 (the most recent practicable date) we granted stock options to acquire an aggregate of 489,000 shares of our common stock at prices ranging from $1.00 to $4.95 to employees and directors pursuant to our 1997 and 1999 stock option plans. These shares were issued in reliance in Section 4(2) and rule 701 of the Securities Act of 1933.

     (2) On June 18, 1997, August 29, 1997, and on September 3, 1997, we sold an aggregate 85,000 shares of common stock to seven non-accredited investors who were acquaintances of our President, two of our officers, and our President's brother and father, for an aggregate $85,000. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder. Each of these investors represented to us in writing that he or she was financially sophisticated and such investors received a private placement memorandum that included our financial statements.

      (3)On October 30, 1997, we issued 23,810 shares of common stock to Phillips McFall McCaffrey McVay & Murrah, P.C., our legal counsel and an accredited investor, in consideration for legal services. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933. Phillips McFall had access to all of our corporate and financial information by virtue of its status as our legal counsel.

     (4) On July 28, 1998 we issued 675,255 shares of Series A preferred stock to BancFirst Investment Corp., an accredited investor, in exchange for 1,600,000 shares of common stock held by BancFirst Investment Corp. pursuant to the terms of a Share Exchange Agreement between us and BancFirst Investment Corp.. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933. BancFirst Investment Corp. had access to all of our corporate and financial information by virtue of his status as an affiliate of our lender.

     (5) On March 15, 1999, we issued 7,500 shares of common stock to a former employee upon the exercise of certain stock options at an exercise price per share of $1.00 held by such former employee. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933. The former employee was a sophisticated investor and had access to all of our corporate and financial information by virtue of his status as a key employee.

     (6) On April 2, 1999, we issued 240,000 shares of common stock to Schloss Brothers, L.P., an accredited investor, for an aggregate of $600,000. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder. Schloss Brothers had access to all of our corporate and financial information pursuant to the terms of a stock purchase agreement dated April 1, 1999.

     (7) On May 28, 1999, we issued 12,000 shares of common stock to Santa Fe Capital Group (NM), Inc., an accredited investor, for an aggregate of $30,000 upon exercise of a warrant issued to Santa Fe Capital Group in connection with the private placement of shares closed April 1, 1999. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933. Santa Fe had access to all our corporate and financial information by virtue of its relationship to Schloss Brothers.

     (8) On July 28, 1999, we issued 627,022 shares of common stock to BancFirst Investment Corp., an accredited investor, in exchange for the redemption of all outstanding shares of Series A preferred stock at a redemption price of approximately $468,000. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933. BancFirst had access to all of our corporate and financial information by virtue of its status as an affiliate of our lender.

     (9) On August 25, 1999 and September 11, 1999, we issued an aggregate of 794,198 shares of Series B preferred stock to 21 accredited investors for an aggregate offering price of $3,573,879. These shares were issued in reliance on
Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder. These investors received a private placement memorandum that included our financial statements.

    (10) On August 2, 1999 we issued warrants to purchase 5,000 shares of common stock at an exercise price of $4.50 per share to Net Me Up, a sophisticated investor. These warrants were issued in reliance on Section 4(2) of the Securities Act of 1933.On August 25, 1999 we issued warrants to purchase 22,222 shares of Series B preferred stock at an exercise price of $4.50 per share to Richmont Opportunity Management Partners L.P., an accredited investor. These warrants were issued in reliance on Section 4(2) of the Securities Act of 1933.



    (11) On September 8, 1999 we issued warrants to purchase 20,000 shares of common stock at an exercise price of $4.50 per share to Interactive Applications Group, Inc. These warrants were issued in reliance on Section 4(2) of the Securities Act of 1933.


    (12) On September 10, 1999 we issued warrants to purchase 22,222 shares of Series B preferred stock at an exercise price of $4.50 per share to Pro Silver Star, Ltd., an accredited investor. These warrants were issued in reliance on
Section 4(2) of the  Securities  Act of 1933.

    (13) On December 1, 1999 we issued warrants to purchase 68,308 shares of Series B preferred stock at an exercise price of $4.50 per share and paid $284,433 in cash to cover fees and out-of-pocket expenses, to Southwest Securities, Inc., an accredited investor, in connection with the execution of an amendment to a letter agreement dated February 24, 1999. These warrants were issued in reliance on Section 4(2) of the Securities Act of 1933.

    (14) On April 12, 2000 we issued warrants to purchase 8,000 shares of common stock at an exercise price of $4.50 per share to The Towler Group L.L.C., a sophisticated investor. These warrants were issued in reliance on Section 4(2) of the Securities Act of 1933.

    (15) On June 4, 2000 we issued 3,000 shares of common stock to a former employee upon the exercise of stock options held by such employee at an exercise price per share of $1.00. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933. The former employee was a sophisticated investor and had access to our corporate and financial information by virtue of his status as one of our key employees.

Item 16. Exhibits and Financial Statement Schedules

(a)      Exhibits.

1.1        Form of Underwriting Agreement(1).
3.1        Amended and Restated Certificate of Incorporation (2).
3.2        Amended and Restated Bylaws (2).
4.1        Specimen common stock certificate (2).
4.2        See Exhibits 3.1, and 3.2 for provisions defining the rights of holders of common stock of the registrant.
4.3        Form of Warrant between us and the underwriters (1).
4.4        1999 Stock Option Plan (2).
4.5        1997 Stock Option Plan (2).
5.1        Opinion of Phillips McFall McCaffrey McVay & Murrah, P.C., as the legality of the securities being registered (1).
10.1       Amended and Restated Registration Rights Agreement (2).
10.2       Amended and Restated Shareholder Agreement (2).
10.3       Loan Agreement dated July 31, 1998 between us and the U.S. Small Business Administration (2).
10.4       Asset Purchase Agreement dated July 9, 1998 between us and Mark K. Lotter (2).
10.5       Noncompetition Agreement dated July 31, 1998 between us and Mark K. Lotter (2).
10.6       Form of Lock-up Agreement (1).
10.7       Lease Agreement dated January 7, 1999 by and between us and CB Parkway Business Center, Ltd. (2)
10.8       First Amendment to Lease Agreement dated July 31, 1999 by and between us and CB Parkway Business Center
           II, Ltd. (2).

10.9       Office Lease dated July 1999 by and between us and TMK Income Properties, L.P. (2).
23.1       Consent of Phillips McFall McCaffrey McVay & Murrah, P.C. (2).
23.2       Consent of Arthur Andersen LLP (1).
24.1       Powers of Attorney (2).
27.1       Financial Data Schedule (2).

------------------------


(1)  Filed electronically herewith.
(2)  Previously filed.


(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

         The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned, in the City of Oklahoma City, Oklahoma, State of Oklahoma on this 21 day of July, 2000.


                                CATALOG.COM, INC.
                                By:  /s/ Robert W. Crull___________________
                             ------------------------------------------

                              Robert W. Crull
                              President and Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dated stated:

         Signature                                    Title                                    Date


         /s/ Robert W. Crull                     President, Chief Executive             July 21, 2000
         -----------------------------------

         Robert W. Crull                         Officer, Director


         /s/ David D. Gaither                    Chief Financial Officer                July 21, 2000
         -----------------------------------

         David D. Gaither


         /s/ D. Len Reeves*                      Vice President of Customer             July 21, 2000
         -----------------------------------
         D. Len Reeves                           Service and General Manager

         /s/ Bill C. Miller*                                                            July 21, 2000
         -----------------------------------
         Bill C. Miller                          Director

         /s/ Rodric M. Phillips, Jr., M.D.*      Director                               July 21, 2000
         --------------------------------
         Rodric M. Phillips, Jr., M.D.

         /s/ David E. Rainbolt*                  Director                               July 21, 2000
         -----------------------------------

         David E. Rainbolt


         *By: /s/  Robert W. Crull
              --------------------------------------
                  Attorney-in-Fact
----------------------------------
